                                                          Exhibit 10.5.1

                          ENGINEERING, PROCUREMENT AND
                              CONSTRUCTION CONTRACT

                              DATED 23 AUGUST 2002

                                 BY AND BETWEEN

                         TUAROPAKI POWER COMPANY LIMITED

                                     "OWNER"

                                       AND

                               ORMAT PACIFIC INC.

                                  "CONTRACTOR"

ARTICLE 1 - DEFINITIONS                                                      2

ARTICLE 2 - EPC CONTRACT DOCUMENTS                                           8

ARTICLE 3 - CONTRACTOR RESPONSIBILITIES                                      9

ARTICLE 4 - OWNER RESPONSIBILITIES                                          14

ARTICLE 5 - NOTICE TO PROCEED                                               18

ARTICLE 6 - COMPENSATION AND PAYMENT                                        21

ARTICLE 7 - SUBSTANTIAL COMPLETION AND FINAL ACCEPTANCE                     26

ARTICLE 8 - CHANGES IN THE WORK                                             30

ARTICLE 9 - ACCESS AND REVIEW BY OWNER                                      32

ARTICLE 10 - TESTING                                                        35

ARTICLE 11 - WARRANTIES                                                     36

ARTICLE 12 - REMEDIES                                                       41

ARTICLE 13 - SECURITIES                                                     45

ARTICLE 14 - CARE OF THE WORK; TITLE                                        47

ARTICLE 15 - INSURANCE                                                      48

ARTICLE 16 - DISPUTE RESOLUTION                                             52

ARTICLE 17 - INDEMNIFICATION                                                54

ARTICLE 18 - ASSIGNMENT                                                     56

ARTICLE 19 - SUBCONTRACTORS                                                 57

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ARTICLE 20 - SUSPENSION                                                     58

ARTICLE 21 - TERMINATION                                                    61

ARTICLE 22 - FORCE MAJEURE                                                  64

ARTICLE 23 - CONFIDENTIALITY                                                66

ARTICLE 24 - NOTICES                                                        66

ARTICLE 25 - MISCELLANEOUS                                                  67

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                                LIST OF EXHIBITS

         Exhibit A              Scope of Work

         Exhibit B              Milestone Payment Schedule

         Exhibit C              Drawings and Specifications

         Exhibit D              Tests

         Exhibit E              Ormat Industries Ltd. Guarantee

         Exhibit F              Tuaropaki Trust Guarantee

         Exhibit G              Warranty Procedures

         Exhibit H              Project Schedule

         Exhibit I              Approved Major Subcontractors List

         Exhibit J              Form of Performance Bond

         Exhibit K              Form of Continuity Guarantee for Subcontractors

                                      iii

         This ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT is made and entered into this [ ] th day of August, 2002 by and between Tuaropaki Power
Company Limited, a New Zealand corporation wholly owned by the Tuaropaki Trust with offices at Taupo, New Zealand ("Owner") and Ormat Pacific Inc., a Delaware
corporation acting through its New Zealand branch with offices at Taupo, New
Zealand ("Contractor").

                                    RECITALS

         1. Owner owns and operates a geothermal power plant at Mokai, New
Zealand (Mokai I) using a part of the total geothermal fluid available underlaying the land at Mokai.

         2. Owner holds or will hold rights to use land at Mokai, New Zealand, administered by the Tuaropaki Trust, and to use all of the geothermal resource underlying the land, resource consents and all other associated rights, consents, commitments and facilities necessary for the construction, testing, generation and maintenance of an additional 39 MW net geothermal power plant.

         3. Owner desires Contractor to construct or arrange for the design, engineering, procurement, construction, fabrication, installation, commissioning, start-up and testing of a new 39 MW net geothermal power plant at
Owner's site located in Mokai, New Zealand.

         4. Ormat Industries Ltd. has agreed to design, manufacture and supply certain equipment necessary for the construction of the geothermal power plant under the terms and conditions of the Supply Contract (as defined below) with
Owner entered into contemporaneously with this agreement .

         5. Contractor is willing to supply certain other equipment and perform the services set forth herein, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

         Unless the context otherwise requires, capitalized terms when used herein shall have the meanings set forth below:

         "ASSETS"

         The rights to access to and use of land at Mokai, New Zealand administered by the Tuaropaki Trust, and to use of the geothermal resource underlying the land and to reinject brine and condensate, resource consents and all other rights, consents, commitments and facilities necessary for the engineering, construction, testing, generation and maintenance of the Project belonging to Owner and/or the Tuaropaki Trust.

         "BBR"

         BBR is defined in Section 6.4.

         "CHANGE IN LAW"

         The enactment, adoption, promulgation, modification or repeal after the date of this EPC Contract of any Law (except regarding taxation) that establishes requirements adversely affecting Contractor's costs or schedule for performing the Work.

         "CHANGE IN THE WORK"

         A variation, requested and agreed in accordance with Article 8, in the design, quality or quantity of the Work specified or required in Exhibit A and including without limitation:

         (a)      additions, omissions, substitutions, alterations in design and changes in quality, form, character, kind, position,
                  dimension, level or line; and

         (b)      changes to any part of the Project Site or access thereto.

         "DESIGN CONDITIONS"

         The design operating conditions for the Project as set forth in Article
1.5 of Exhibit A.

         "DESIGN INFORMATION"

         The specifications, drawings, performance specifications and construction field documents for the Project.

         "DISPUTE"

         Any dispute or difference of any kind whatsoever which shall arise between Owner and Contractor in connection with or arising out of this EPC
Contract (including without limitation any disputes or differences concerning the terms of the Supply Contract) or the carrying out of the Work, including any dispute or difference as to any instruction, order, direction, certificate or valuation by the Owner's Representative, whether during the progress of the Work or after its completion and whether before or after the termination, abandonment or breach of this EPC Contract.

         "DRAWINGS AND SPECIFICATIONS"

         Drawings, technical specifications, system descriptions and start-up and testing procedures prepared and provided by the Contractor, as described in
Exhibits C and D.

         "ELECTRICAL INTERCONNECTION FACILITIES"

         All means required and apparatus installed to interconnect and deliver power from the Project to the Electric Power Distributor as described in Exhibit
C, including, but not limited to, connection, switching, metering, communications, and protection equipment required to protect (1) the Electric
Power Distributor's system and its customers from faults occurring at the
Project and (2) the Project from faults occurring on the Electric Power
Distributor's system or on the systems of others to which the Electric Power
Distributor's system is directly or indirectly connected, including any necessary transmission line(s), and step-up transformer(s).

         "ELECTRIC POWER DISTRIBUTOR"

         The entities selected and designated by Owner to transport and/or receive the electric power generated by the Project.

         "EPC CONTRACT"

         This Engineering, Procurement and Construction Contract together with the Exhibits attached hereto, which shall, taken as a whole, define the rights and obligations of the parties hereunder.

         "EPC CONTRACT PRICE"

         The total firm fixed lump sum price, , payable to Contractor by Owner as set forth in Section 6.1 hereof and as adjusted pursuant to the provisions of this EPC Contract.

         "EQUIPMENT"

         The equipment which are to be provided by Supplier to Owner pursuant to the Supply Contract.

         "FINAL ACCEPTANCE"

         Satisfaction by Contractor or waiver by Owner of the conditions set forth in Section 7.2.

         "FINAL ACCEPTANCE TESTS"

         The Final Acceptance Performance Test and the Reliability Run of the
Project as set forth in Exhibit D hereof.

         "FORCE MAJEURE"

         Force Majeure is defined in Article 22.

         "GEOTHERMAL FLUID"

         The geothermal steam and brine to be supplied at the Geothermal Fluid
Interface Point in accordance with the interface data set forth in Article 1.4 of Exhibit A.

         "GEOTHERMAL FLUID INTERFACE POINT"

         The Geothermal Fluid interface point defined in Article 1.4 of Exhibit
A.

         "GEOTHERMAL FLUID SPECIFICATIONS"

         The specifications for the Geothermal Fluid set forth in Article 1.5 and 1.6.1 and 1.6.2 of Exhibit A.

         "GEOTHERMAL WELL CLEANING PERIOD"

         The period after completion of Owner's vertical discharges of the
Geothermal Fluid production wells for the Project that (a) starts upon the date that the Geothermal Fluid is run through the Project geothermal fluid gathering system, bypassing the power plant, for the initial cleaning of sand, rocks and other debris from the Geothermal Fluid and (b) ends upon the earlier of (i) the declaration of Contractor that the Geothermal Fluid is sufficiently clear of such sand, rock and debris to permit testing and operation of the Project and
(ii) the declaration of the Owner's Representative that the Geothermal Fluid is sufficiently clear of such sand, rocks and debris to permit testing and operation of the Project; provided, that if Contractor disagrees with such declaration, the accuracy of such declaration is confirmed by the results of the impact of the steam separated from such Geothermal Fluid on the target plate installed by Contractor in the steam line of the Project before the inlet to the steam turbine after allowing two (2) days for flushing the inlet piping for the steam turbine.

         "GUARANTEED CAPACITY"

         The level of net electrical generating capacity for the Project guaranteed by Contractor, equal to 39 MW as corrected to the Design Conditions using the correction curves and formulas set forth in Exhibit D, as measured at the high voltage interface point defined in Article 1.4, number 5 of Exhibit A.

         "KW"

         Kilowatts.

         "LAW"

         Statutes, regulations, codes, consents, ordinances, permits, rules, orders, judicial and administrative decisions and interpretations to the extent they have jurisdiction on performance of the Work under this EPC Contract.

         "LENDER"

         Any entity or entities providing construction or permanent debt financing for the Project that is identified by Owner in a written notice to
Contractor in accordance with this EPC Contract.

         "LIBID"

         LIBID is defined in Section 6.4.

         "MILESTONE PAYMENT SCHEDULE"

         The milestone payment schedule for payment of the EPC Contract Price, as set forth in Exhibit B hereto.

         "MOKAI I"

         The existing Mokai geothermal power plant supplied and constructed under the Amended and Restated Supply and EPC Contracts dated December
         15 1997.

         "MW"

         Megawatts.

         "NOTICE TO PROCEED"

         Owner's written notice to Contractor directing Contractor to commence and complete all Work hereunder, as set forth in Article 5.

         "OWNER'S REPRESENTATIVE"

         The person designated by Owner to act as its representative in all respects to this EPC Contract under Section 4.1(k) and having the powers contained in Section 4.2.

          "PROJECT"

         The power production plant and related equipment to be designed, engineered, and constructed by Contractor and its Subcontractors for Owner at
Mokai, New Zealand as set forth herein.

         "PROJECT SCHEDULE"

         The completion schedule for the Project as set forth in Exhibit H, as it may be amended from time to time as set forth in Section 3.1(k).

         "PROJECT SITE"

         The site on which the Project will be located, which is on land held and administered by the Tuaropaki Trust in Mokai, New Zealand for its beneficial owners, and as is more specifically described in Article 1.2 of Exhibit A.

         "SCHEDULED FINAL ACCEPTANCE DATE"

         The date by which the Project is required to achieve Final Acceptance, which shall be the later of (a) ninety seven (97) days from Substantial
Completion or deemed Substantial Completion, according to the case, and (b) such later date as may be established in accordance with Section 5.3 and 5.4.

         "SCHEDULED SUBSTANTIAL COMPLETION DATE"

         The later of (a) nineteen (19) months from the Notice to Proceed, and
(b) such later date as may be established in accordance with Section 5.4.

         "SUBCONTRACTOR"

         Any party (other than Contractor's employees) engaged by Contractor to perform any of the services or supply any item of goods or material pursuant to this EPC Contract.

         "SUBSTANTIAL COMPLETION"

         Satisfaction by Contractor or waiver by Owner of all of the conditions set forth in Section 7.1.

         "SUPPLIER"

         Ormat Industries Ltd., an Israeli corporation.

         "SUPPLY CONTRACT"

         The Supply Contract of even date herewith, together with the Exhibits attached thereto, by and between Supplier and Owner, as the same may be amended from time to time, under which, among other things, Supplier is providing the
Equipment and services to Owner for use in connection with the development, construction, start-up, testing, commissioning and completion of the Project.

         "WORK"

         Material, goods and services which are the responsibility of Contractor under this EPC Contract.

ARTICLE 2 - EPC CONTRACT DOCUMENTS

         2.1      DOCUMENTS INCLUDED

         This EPC Contract shall include the documents listed below, which are hereby incorporated herein by reference.

                    Exhibit A             Scope of Work

                    Exhibit B             Milestone Payment Schedule

                    Exhibit C             Drawings and Specifications

                    Exhibit D             Tests

                    Exhibit E             Ormat Industries Ltd. Guarantee

                    Exhibit F             Tuaropaki Trust Guarantee

                    Exhibit G             Warranty Procedures

                    Exhibit H             Project Schedule

                    Exhibit I             Approved Major Subcontractor List

                    Exhibit J1 &J2        Form of Performance Bonds

                    Exhibit K             Form of Continuity Guarantee for
                                          Subcontractors

         2.2      CONFLICTS

         In the event of any conflict between the text of this EPC Contract and any of the Exhibits listed in Section 2.1, the text hereof shall govern.

ARTICLE 3 - CONTRACTOR RESPONSIBILITIES

         3.1      GENERAL RESPONSIBILITIES

         In order for Contractor to complete the Work, except as provided elsewhere in this EPC Contract, Contractor shall:

                  (a) Perform, or cause to be performed the Work, including
labour, materials, tools, supplies, equipment, transportation, engineering, insurance, technical services and other services necessary and required to satisfactorily design (including the specification of the Equipment and all other goods, materials and plant to be incorporated in the Project), engineer, procure, construct, install, commission, start up and test the Project, all in accordance with the requirements of Exhibit A.

                  (b) Provide supervisory personnel necessary for commissioning, start-up and performance testing of the Project as described herein.

                  (c) Prosecute the Work continuously and diligently in
accordance with the Project Schedule, using qualified and competent personnel, and complete the Work in accordance with good engineering practice and prudent electrical and mechanical engineering and in accordance with the provisions of this EPC Contract.

                  (d) Monitor on behalf of Owner as authorized in the Supply
Contract the manufacture and delivery of the Equipment by Supplier, arrange for complete handling of all goods and material supplied under this EPC Contract and for the Equipment after delivery under the Supply Contract including, but not limited to inspection, expediting, shipping, unloading, receiving, customs clearance and customs claims. In connection herewith, Owner hereby grants to
Contractor the authority to administer the Supply Contract and to enforce
Supplier's obligations there under, and Contractor shall administer the Supply
Contract in the same way as if the Supplier was a Subcontractor.

                  (e) Commission, start-up and performance test the Project in accordance with the acceptance and performance tests herein and in Exhibit D hereto. Any after-tax revenue received from the sale of electricity shall be divided equally between Owner and Contractor (and shall be paid by Owner to
Contractor within 10 (ten) days of Owner's receipt of such revenue) until the earlier of the Scheduled Final Acceptance Date and Final Acceptance, when all revenues shall be for the account of Owner.

                  (f) Designate a project manager who will have full
responsibility to oversee prosecution of the Work and to act as a single point of contact with Owner in all matters on behalf of Contractor. Owner may require replacement of Contractor's project manager on reasonable grounds which shall be described to Contractor.

                  (g) Comply in all material respects with the standards
described in Exhibits A or C and with all applicable Laws, relating to the
Project and the performance of the Work.

                  (h) Procure the building consent for the Project and comply in all material respects with such building consent and such other applicable consents and

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permits relating to the Project and the performance of the Work obtained by
Owner in accordance with Section 4.1(c).

                  (i) Provide temporary construction materials, equipment and supplies necessary for operation and maintenance of the Project until Final
Acceptance and replace any spare parts used during the construction, start-up, testing and operation and maintenance of the Project until achievement of Final
Acceptance.

                  (j) Pay for construction utilities ( electricity only)
required to achieve Substantial Completion except for initial connection and disconnection costs.

                  (k) Amend and update the Project Schedule from time to time, as Contractor deems reasonably necessary or when requested by the Owner's
Representative after the occurrence of a material deviation from the Project
Schedule.

                  (l) Clear the Project Site of temporary structures, surplus materials and tools upon completion of field work.

                  (m) Train up to 16 (sixteen) operating and maintenance
personnel, of whom up to 3 (three) are senior personnel, designated by Owner at the Project Site during the commissioning and start-up phase of the Project construction. Such training shall be in conjunction with the normal commissioning and start-up activities employed by Contractor. Each person designated for training by Owner shall be a qualified technician and said trainees shall not be deemed employees or Subcontractors of Contractor.

                  (n) Use effective quality assurance programs in performing the
Work.

                  (o) Prepare detailed monthly progress reports on progress of the Work for the period ended on the last day of the previous month to Owner as reasonably required by Lender or Owner.

                  (p) Provide special tools, and operating and commissioning supplies which are required for commissioning, start-up, and performance testing of the Project until Final Acceptance.

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                  (q) Provide at least 2 (two) copies of job books, operation and maintenance manuals (which shall incorporate manuals of the Equipment), operating data and detailed as-built Drawings and Specifications to Owner prior to Final Acceptance.

                  (r) Exercise, in the design and specification of the Work and the specification of the Equipment, the skill and care to be expected of a qualified and competent turnkey contractor experienced in work of similar nature and scope as the Work.

                  (s) Design, install, construct, commission, test and complete the Work using proven up to date good practices which are consistent with the provisions of the Supply Contract and this EPC Contract.

         3.2      EMERGENCIES

         In emergencies affecting the safety or protection of persons or the
Work, Contractor, without special instruction or authorization from Owner, may take all reasonable actions to prevent such threatened damage, injury, or loss.
This provision is not intended to limit Contractor's rights under any other provisions hereof, including, without limitation, Article 8 hereof.

         3.3      HEALTH AND SAFETY IN EMPLOYMENT ACT ("HSEA")

                  3.3.1 Contractor warrants to Owner that during Contractor's activity on the Project Site, up to and including Final Acceptance, Contractor shall take all practical steps to ensure that no act or omission:

                           (a) in contravention of the HSEA causes a significant
hazard, harm or serious harm to any employee of Contractor or any person at or in the immediate vicinity of the Project Site; or

                           (b) is a breach of any duty or obligation of
Contractor under the HSEA; or

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                           (c) does or is likely to give rise to the issue of an
improvement or prohibition notice, enforcement proceedings or a prosecution under the HSEA against Owner, Contractor, or the Subcontractor.

The words and phrases used in this clause shall have the same meaning as is ascribed to them in the HSEA.

                  3.3.2 Contractor undertakes that before a Subcontractor
commences work on the Project Site Contractor shall obtain similar warranties as those stated in Subsection 3.3.1 from that Subcontractor in relation to the subcontracted Work.

                  3.3.3 Contractor shall indemnify and keep indemnified Owner from all costs, damages, fines, penalties and expense incurred or suffered by
Owner in respect of any breach of the HSEA and/or conviction or proceedings instigated against Owner pursuant to the HSEA directly or indirectly related to a breach by Contractor of any of the warranties set out in Subsection 3.3.1.

                  3.3.4 If Contractor becomes aware that it is or may be in
breach, or is likely to be in breach of any of the warranties in Subsection
3.3.1 or any Subcontractor is or may be in breach of or is likely to breach the matters set out in the agreement between the Contractor and Subcontractors pursuant to Subsection 3.3.2, then Contractor shall immediately notify Owner of such a breach or anticipated breach and, in relation to any breach or anticipated breach in relation to any of the Work or subcontracted Work,
Contractor shall consult with the Owner's Representative to avoid, remedy or mitigate such breach or anticipated breach.

                  3.3.5 Contractor, pursuant to the warranties given in
Subsection 3.3.1, shall have regard to the contents of the safety programme agreed between Owner and Contractor in accordance with Exhibit A, Article
2.3.5.6. A copy of the agreed safety programme shall be kept at the office of
Contractor.

         3.4      PROJECT REPRESENTATION

         Contractor has reviewed the provisions of the Supply Contract and undertakes to Owner that the combination of the Work and the Equipment are adequate so that the

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Project, when completed in accordance with this EPC Contract, will meet the requirements of Owner set forth in Exhibit A.

ARTICLE 4 - OWNER RESPONSIBILITIES

         4.1      GENERAL RESPONSIBILITIES

         Owner shall, at Owner's cost and expense and not as part of the EPC
Contract Price payable to Contractor:

                  (a) Be responsible for making any and all arrangements for any sale and purchase of electricity to be generated by the Project, and for ensuring that the Electric Power Distributor accepts the connection of the
Project and the delivery of electricity generated by the Project at the high voltage interface point specified in Article 1.4, number 5 of Exhibit A in good time to permit commissioning, start-up, testing and operation of the Project in accordance with the Project Schedule.

                  (b) Arrange for and enter into all necessary agreements for completion of financing for the entire Project with Lender(s) on terms acceptable in all respects to Owner and, in addition, on terms consistent with this EPC Contract.

                  (c) Arrange for and obtain all consents and permits required
(including without limitation all environmental, air, water, zoning, use, construction for any part of the Project, but specifically excluding the building consent) and provide the other items described in Article 3 of Exhibit
A, each in good time as required by Contractor to permit Contractor to proceed with the Work in accordance with the Project Schedule, on terms acceptable to
Owner, and in accordance with the terms of this EPC Contract, and to pay for all fees associated therewith. Without derogating from the aforesaid, Contractor, upon Owner's specific request, will provide all necessary technical information to Owner regarding the Project to aid Owner in its efforts to obtain such consents and permits.

                  (d) Provide the Project Site, including space for all Project construction facilities, lay-down, storage and disposal areas, roads and other means of access to Contractor in good time to permit Contractor to proceed with the Work in accordance with the Project Schedule, after and in accordance with
Contractor notification to Owner

                                       14

of its reasonable requirements regarding amount, weight and dimensions of equipment to be transported and size and layout of the lay down areas.

                  (e) Obtain all consents, way leaves and approvals in
connection with the regulations and by-laws of any local or other authority which are applicable to the Work on the Project Site in good time to permit
Contractor to proceed with the Work in accordance with the Project Schedule, on terms acceptable to Owner, and in accordance with the terms of this EPC
Contract.

                  (f) Obtain and provide all other lands, easements, and rights of way necessary for the construction of the Project and the Electrical
Interconnection Facilities in good time to permit Contractor to proceed with the
Work in accordance with the Project Schedule, on terms acceptable to Owner, and in accordance with the terms of this EPC Contract.

                  (g) Obtain and provide the supply of Geothermal Fluid in
accordance with the Geothermal Fluid Specifications to the Geothermal Fluid
Interface Point in good time to permit commissioning, start-up, testing and operation of the Project in accordance with the Project Schedule.

                  (h) Provide reinjection wells that are sufficient to accept reinjection of the brine and the condensate at the flow rates defined in Article
1.4 of Exhibit A or provide an alternative solution in accordance with the Law and the Project consents and permits, all of which will enable performance testing of the Project in accordance with the Project Schedule and operation and maintenance of the Project. .

                  (i) Provide the Equipment as provided herein, including
without limitation performing the obligations of Owner under the Supply Contract and providing the Equipment furnished by Supplier there under to Contractor immediately upon receipt in accordance with Section 3.1(d). Nothing in this EPC
Contract shall make or imply that Owner is in any way responsible for the specification, design or performance of the Equipment.

                  (j) Obtain and provide electricity, water and communications required at the Project Site as specified in Article 3.3 of Exhibit A on terms acceptable to Owner,

                                       15

and in accordance with the terms of this EPC Contract and in good time to permit construction, commissioning, start-up, testing and operation of the Project in accordance with the Project Schedule and to obtain and provide electricity, water, communications and any other utilities or facilities required at the
Project Site in good time to permit Contractor to perform all of its warranty obligations.

                  (k) Designate an Owner's Representative who shall act as a single point of contact with Contractor in all matters on behalf of Owner.
Contractor may require replacement of Owner's Representative on reasonable grounds which shall be described to Owner.

                  (l) At least 4 (four) months prior to commencement of
Contractor's commissioning activities, provide up to 3 (three) senior operating and maintenance personnel and at least 2 (two) months prior to commencement of
Contractor's commissioning activities, provide up to 13 (thirteen) regular operating and maintenance personnel, all for training by Contractor as provided pursuant to Section 3.1(m), and for commissioning, start-up, performance testing, and operation through Final Acceptance. Owner and Owner's operation and maintenance personnel shall cooperate with Contractor in allowing Contractor to conduct all testing activities, including the Final Acceptance Performance Test, to complete the Work and to perform all of Contractor's warranty obligations in a timely and cost efficient manner.

                  (m) Pay the fees in connection with obtaining the building consent in excess of the sum of $5000 N.Z. (Five Thousand New Zealand Dollars),
and for all New Zealand sales, use, excise, value added, goods and services tax, customs and similar taxes payable with respect to the Project and payment of the
EPC Contract Price, and pay all real property taxes or other taxes assessed against the Work or the Project Site, provided that Owner's obligation to pay such taxes shall not extend to any personal income or withholding tax assessed against Contractor in respect of income received for performing the Work under this EPC Contract.

                  (n) Promptly (but not later than 15 days from delivery)
approve, or provide written comments to the extent necessary to, all Design
Information submitted to Owner for approval or comment pursuant to Article 9 hereto.

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                  (o) Owner shall be the importer of record and consignee for all goods and materials supplied under this EPC Contract and the Equipment and shall be responsible for all New Zealand taxes, duties and levies associated therewith. Owner hereby grants to Contractor the right to act as Owner's agent, including executing documentation on Owner's behalf, for purposes of accomplishing the importation of all goods and materials for the Project into
New Zealand under this EPC Contract and the Supply Contract, including the
Equipment, and the processing of such goods and materials through customs.

                  (p) Owner and/or the Tuaropaki Trust shall retain or obtain, according to the case, all the rights to Assets for the duration of this EPC
Contract.

         Contractor has been chosen by Owner and by the Tuaropaki Trust as their contractor for the Project and for the development of the second, 40 MW of geothermal resource on or utilizing the Assets. Any transfer, mortgage, assignment, sale or other disposition of Assets or rights to Assets to a third party, any further undertakings on behalf of Owner and/or the Tuaropaki Trust regarding the Project, and any introduction of an equity participant, joint venture partner or other participant in any manner in the Project by Owner and/or the Tuaropaki Trust shall be subject to Contractor's rights to develop the second, 40 MW of geothermal resource on or utilizing the Assets as aforesaid and to all of Contractor's rights under this EPC Contract, and Owner and/or the
Tuaropaki Trust shall provide Contractor with said new participant's acknowledgment and consent to said conditions.

         4.2      RESPONSIBILITIES OF OWNER'S REPRESENTATIVE

         The Owner's Representative shall be authorized to carry out the specific duties specified in this EPC Contract. In carrying out such duties, and in exercising any other authority he/she may have under this EPC Contract, the
Owner's Representative shall be entitled to seek the advice and assistance of
Owner, Lender and their respective consultants employed from time to time.

         Wherever under this EPC Contract the Owner's Representative is required to exercise his/her discretion by:

                                       17

                  (a)      giving a decision, opinion or consent; or

                  (b)      expressing satisfaction or disapproval; or

                  (c)      determining value; or

                  (d)      otherwise taking action which may affect the rights
and obligations of Owner or Contractor;

the Owner's Representative shall consult with Contractor in an endeavour to reach an agreement before exercising such discretion. If agreement is not achieved, the Owner's Representative shall exercise such discretion fairly, reasonably and in accordance with the terms of this EPC Contract having regard to all the circumstances.

         If Contractor has a Dispute with the determination or discretion made by the Owner's Representative, such Dispute shall be resolved as provided in
Article 16. Until any contrary determination is made pursuant to Article 16,
Contractor shall proceed with the decisions and instructions given by the
Owner's Representative in accordance with his/her range of authority and with this EPC Contract.

         Owner shall be entitled to replace the Owner's Representative from time to time upon giving prior written notice to Contractor.

ARTICLE 5 - NOTICE TO PROCEED

         5.1      PROVISION OF NOTICE TO PROCEED

         Immediately upon fulfilling all its obligations under Sections 4.1(a)
and (b) and the Tuaropaki Trust providing the guarantee pursuant to Section
13.2, Owner shall provide Contractor a Notice to Proceed directing Contractor to commence and complete the Work under this EPC Contract and Owner shall provide
Supplier a Notice to Proceed directing Supplier to commence and complete the
Work under the Supply Contract.

         5.2      CONTRACTOR COMMENCEMENT OF ACTIVITIES

         Contractor shall commence performance of the Work for the Project upon
Contractor's and Supplier's receipt of the Notices to Proceed issued in accordance with

                                       18

Section 5.1 above and the Supply Contract. Subject to the terms and conditions of this EPC Contract, Contractor shall (i) complete the Work necessary to comply with the requirements of Exhibit A, Scope of Work, and (ii) procure that the
Project satisfactorily meets the requirements for Final Acceptance by the
Scheduled Final Acceptance Date.

         5.3      DELAY IN PROVISION OF NOTICE TO PROCEED

                  (a) If the Notices to Proceed are not issued under Section 5.1 above by December 31, 2002, Contractor shall have the right to extend the
Project Schedule, Scheduled Substantial Completion Date, Scheduled Final
Acceptance Date and related dates by up to 3 (three) months.

                  (b) If the Notices to Proceed are not issued under Section 5.1 above by December 31, 2004, and the conditions in Sections 4.1(a) and (b) have not been fulfilled despite Owner's best endeavours, either of the parties shall have the right to terminate, or by mutual agreement the parties may agree to extend, or amend, this EPC Contract.

         5.4      EXTENSION OF TIME

                  5.4.1 Contractor shall be entitled to an extension to the
Scheduled Substantial Completion Date and the Scheduled Final Acceptance Date to
the extent that Contractor is or will be delayed either before or after such dates by any of the following causes:

                  (a)      a Change in the Work (other than a change in the Work
                           requested by Contractor under Section 8.6);

                  (b)      a Change in Law;

                  (c)     a Force Majeure event;

                  (d)     physical conditions or circumstances at the Project
                          Site, which are materially adverse and would not be
                          reasonably foreseeable by an experienced contractor;

                                       19

                  (e)     delay to any tests required for Substantial Completion
                          or Final Acceptance as a result of:

                           (i)      the failure of Owner to provide the
                                    Geothermal Fluid that meets the Geothermal
                                    Fluid Specifications or to accept the
                                    Geothermal Fluid after it has been run
                                    through the Project for reinjection or other
                                    disposal; or

                           (ii)     the failure by a Electric Power Distributor
                                    (arising other than as a result of a breach
                                    or failure by Contractor or Supplier to
                                    comply with their respective obligations
                                    under this EPC Contract and Supply Contract,
                                    as appropriate) to transport and/or take the
                                    electrical power generated by the Project as
                                    a result of carrying out such tests or
                                    Project commissioning;

                  (f)     any delay, impediment or prevention by Owner;

                  (g)     the Geothermal Well Cleaning Period (it is agreed that
                          there will be a day-for-day extension for such
                          period);

                  (h)     any other entitlement under a provision of this EPC
                          Contract; or

                  (i)     a delay to Supplier for which Supplier is entitled to
                          an extension of its Delivery Schedule pursuant to
                          Section 5.4 of the Supply Contract.

                  5.4.2 If Contractor believes that it is entitled to an
extension of time under this Section 5.4, Contractor shall give notice to the
Owner's Representative of the same as soon as reasonably practicable and in any event within 28 (twenty-eight) days of the day when Contractor learns of the delay. Contractor shall keep such contemporary records as may be reasonably necessary and feasible to substantiate such delay, either at the Project Site or at another location reasonably acceptable to the Owner's Representative and shall provide such information to the Owner's Representative as he or she shall reasonably require. Contractor shall permit the Owner's Representative to

                                       20

inspect such records during Contractor's normal business hours, and shall (if requested) provide the Owner's Representative with a copy of such records.

                  5.4.3 Within 28 (twenty-eight) days of such notice (or such other period as may be agreed by the Owner's Representative), Contractor shall submit supporting details of the delay. Except that, if Contractor cannot submit all relevant details within such period because the cause of delay is continuing or such details are not yet reasonably available, Contractor shall submit interim details at intervals of not more than 28 (twenty-eight) days (from the first day of such delay) and final supporting details of its application within
21 (twenty-one) days of the last day of delay. Contractor's failure to meet any of the time periods specified in this Section 5.4 shall not affect Contractor's right to the extension of time unless such failure has materially prejudiced the ability of Owner to rectify the causes of a delay arising from a cause identified in Section 5.4.1(e) or (f), in which case the extension of time granted to Contractor shall not include any periods of delay that could reasonably have been avoided if not for such failure to give notice.

                  5.4.4 The Owner's Representative shall proceed in accordance with Section 4.2 to agree upon or determine such extension of time as may be due. The Owner's Representative shall promptly notify Contractor accordingly.
When determining each extension of time, the Owner's Representative shall review his or her previous determinations and may revise, but shall not decrease, the total extension of time. If Contractor has a Dispute with the determination or discretion made by the Owner's Representative, such Dispute shall be resolved as provided in Article 16.

ARTICLE 6 - COMPENSATION AND PAYMENT

         6.1      EPC CONTRACT PRICE

         For the performance of the Work, Owner shall pay Contractor, in the manner and at the times hereinafter specified, the EPC Contract Price in the amount of $ 3,462,000 US (Three Million Four Hundred Sixty two Thousands United
States Dollars) and $ 14,460,000 NZ (Fourteen Million Four Hundred Sixty
Thousands New Zealand Dollars) which amount shall be subject to adjustment only in accordance with the terms of this EPC Contract. The EPC Contract Price is net of all New Zealand taxes, duties and levies.

                                       21

         6.2      INDEXING OF EPC CONTRACT PRICE

         If the Notice to Proceed occurs after January 15, 2003 , each milestone payment amount set forth in the Payment Schedule (will be adjusted in accordance with changes in the price index for the applicable currency from January 15,
2003 to that for the date of the Notice to Proceed, as per the Price Index of
United States Dollars for the United States Dollars portion of the EPC Contract
Price and New Zealand Dollars for the New Zealand Dollars portion of the EPC
Contract Price from the International Financial Statistics (line 63) as published by the International Monetary Fund.

         6.3      PAYMENT

                  6.3.1 Exhibit B hereto sets forth the Milestone Payment
Schedule, which is intended to cause payments to approximate the value of Work performed by Contractor. The Payment Schedule shall be used as the basis for preparation of invoices, certificates and payments. Each payment shall be allocated pro rata between the United States Dollar and the New Zealand Dollar portions of the EPC Contract Price (and paid in such currency.

                  6.3.2 Upon receipt of the Notice to Proceed, Contractor may issue its first invoice for payment of the first milestone under the Milestone
Payment Schedule. Thereafter on or before the tenth day of each month,
Contractor shall furnish Owner's Representative a detailed progress invoice for payment based on milestones achieved , during the period ending on the last day of the previous month accompanied by the documents described under the Payment
Schedule for which payment is demanded (such invoice to include Contractor's New
Zealand registration number for tax purposes).

                   6.3.3 Upon Final Acceptance, Contractor shall submit an
invoice to Owner's Representative, summarizing and reconciling all previous invoices and payments in the amount of the EPC Contract Price less payments to date. Owner shall pay the amount of the EPC Contract Price outstanding in full within 10 (ten) business days of receipt of such invoice or 30 (thirty) days of
Final Acceptance, whichever occurs later, subject to Subsections 6.3.4 and 6.3.5 below.

                                       22

                  6.3.4 Owner's Representative shall verify that the progress invoice, the final invoice submitted under Section 6.3.3 and the documents submitted for payment are in accordance with the documentation required under the Payment Schedule, and shall, within 7 (seven) days of their receipt, either approve said invoice or give written notice within such period of errors in said documentation. If Owner's Representative fails to approve the invoice for release of the progress payment or to provide the notice regarding errors in the documentation within such period, in the absence of the invoice and the documents being patently false or inaccurate, the invoice and the accompanying documentation shall be deemed conclusive evidence sufficient for the release of such progress payment. In the case Owner's Representative provides written notice of errors in said documentation within the period described herein, and the contents of Owner's Representative's notice is not in dispute, Contractor shall resubmit the corrected progress invoice and/or documentation, and the above described approval process shall reapply. The invoice as approved by the
Owner's Representative shall comprise a tax invoice for the purposes of New
Zealand goods and services tax.

                  6.3.5 Owner shall pay Contractor the first payment due under the payment Schedule within 14 (fourteen) of the receipt of Contractor invoice.
With respect to all invoices thereafter, Owner shall pay Contractor on or before the first business day of the following month the amount owed as set forth in
Contractor's invoice plus the goods and services tax, subject to Subsections
6.3.2 and 6.3.4 above, less any set-off for amounts which are due and owing to the Owner from the Contractor under this EPC Contract and which are not legitimately in dispute.

                  6.3.6 If any punch list items remain to be completed upon
Final Acceptance, Owner's Representative may determine to withhold an amount from the final milestone payment equal to up to one and a half times the reasonably estimated value of all punch list items remaining on an agreed upon punch list, with each such withheld amount to be paid to Contractor upon satisfactory completion of each such punch list item.

                  6.3.7 If there is any Dispute about amounts invoiced and not paid, and the Dispute is not resolved within 14 (fourteen) days of notice of
Contractor of such Dispute, Contractor shall have the right to suspend the Work in accordance with Section 20.4 hereunder until payment is received or resolution of the dispute, whichever occurs earlier.

                                       23

         6.4      INTEREST FOR LATE PAYMENTS

         Amounts not paid by Owner when due in accordance with Section 6.3 shall bear a late payment charge from the date payment was due to the date of payment at a rate per annum equal to the following rates for the applicable currency published on the date due for payment, but not in excess of the maximum amount permitted by Law provided that no such interest shall be payable by Owner to the extent the delay in payment is caused as a result of Contractor's default:

                  (a)  for lateness in payments of United States Dollars -- 90
                       (ninety) day LIBID rate + 3% (three percent).

                  LIBID means the London Eurodollar Deposit rate displayed at or about 11:00 A.M. London Standard Time on the Reuter monitor
                  Screen on page RMEY in London.

                  (b)  for lateness in payments of New Zealand Dollars -- 90
                       (ninety) day BBR rate + 4% (four percent).

                  BBR means the New Zealand 90 (ninety) Day Bank Bill Rate
                  displayed at or about 10:45 A.M. New Zealand time on page
                  "BKBM" in Wellington, New Zealand.

         6.5      INTEREST DURING CONSTRUCTION

         In view of the fact that the parties have agreed upon the Payment
Schedule, the EPC Contract Price will be reduced as described below to compensate Owner in whole or in part for the costs to Owner for interest during construction. Commencing after 15% (fifteen percent) of the EPC Contract Price is received by Contractor, there shall be at the time of payment a reduction from the United States Dollar portion and the New Zealand Dollar portion of each
Payment Schedule payment made thereafter until, but not

                                       24

including, the payment of the milestone payment due upon Substantial Completion, in the applicable amounts described below:

         For the United States Dollar portion of the payment, the amount calculated under the following formula:

                  US$R = US$P x USI x D/365

         Where:

                  US$R = the amount of the reduction in the United States Dollar portion of the applicable Payment Schedule payment

                  US$P = the United States Dollar portion of the applicable
                  Payment Schedule payment

                  USI = the interest rate factor for the United States Dollar portion of the applicable Payment Schedule payment which shall be the 90 (ninety) day LIBID Rate (for the business day
                  immediately preceding the payment date) + 1 1/5% (one and
                  one-fifth percent) per annum

                  D = the number of days between the payment date and the then current Scheduled Substantial Completion Date

         For the New Zealand Dollar portion of the payment, the amount calculated under the following formula:

                  NZ$R = NZ$P x NZI x D/365

         Where:

                  NZ$R = the amount of the reduction in the New Zealand Dollar portion of the applicable Payment Schedule payment NZ$P = the
                  New Zealand Dollar portion of the applicable Payment Schedule payment instalment)

                  NZI = the interest rate factor for the New Zealand Dollar
                  portion of the applicable Payment Schedule payment which shall be the 90 (ninety) day

                                       25

                  BBR Rate (for the business day immediately preceding the
                  payment date) + 2% (two percent) per annum

                  D = the number of days between the payment date and the then current Scheduled Substantial Completion Date

ARTICLE 7 - SUBSTANTIAL COMPLETION AND FINAL ACCEPTANCE

         7.1      SUBSTANTIAL COMPLETION

                  7.1.1    When:

                  (a)      the Project is substantially complete and Contractor
                           has complied with all provisions of this EPC Contract
                           relating to the installation of all components and
                           systems of the Project (except for completion of
                           insulation, painting, final grading and any other
                           portion of the Work not affecting the operability,
                           safety, mechanical and/or electrical integrity of the
                           Project);

                  (b)      the Project is mechanically and electrically sound;

                  (c)      the Project has completed initial operation,
                           adjustment and testing for Substantial Completion, as
                           defined in Exhibit D hereto; and

                  (d)      Contractor has submitted draft as-built drawings and
                           operation and maintenance manuals to the Owner's
                           Representative, such drafts to be in sufficient
                           detail for Owner to operate and maintain the Project;

                  Contractor shall serve notice on the Owner's Representative to that effect.

                  7.1.2 The Owner's Representative shall inspect the Work within
14 (fourteen) days of receipt of Contractor's notice under Subsection 7.1.1, and shall either:

                  (a)      countersign Contractor's notice as described in
                           Exhibit B hereto, at which stage, Substantial
                           Completion shall have occurred as of the date of
                           Contractor's notice; or

                                       26

                  (b)      issue a notice to Contractor specifying the Work
                           which is required to be done to comply with the
                           requirements of Subsection 7.1.1 before Substantial
                           Completion is achieved, in which case Contractor
                           shall be entitled to receive the Owner's
                           Representative's countersignature within 14
                           (fourteen) days of completion of the Work specified
                           in such notice, and Substantial Completion shall
                           occur on the date of completion of such Work.

                  7.1.3 Notwithstanding any other provision of this EPC
Contract, if the Project has met the requirements set forth in Sections
7.1.1(a), (b) and (d), but due to the occurrence of any of the events described in Section 5.4.1(e) or (f) Contractor is unable to carry out the testing for
Substantial Completion as defined in Exhibit D hereto within 60 (sixty) days after the Scheduled Substantial Completion Date (not taking into account any extensions of the Scheduled Substantial Completion Date by virtue of the occurrence of the events described in Section 5.4.1(e) or (f)), then Substantial
Completion shall be deemed to have occurred, and Contractor shall be entitled to payments corresponding to Substantial Completion under the Milestone Payment
Schedule.

         7.2      FINAL ACCEPTANCE

         When construction of the Project is completed as specified in this EPC
Contract (including completion of the uncompleted Work described in Section
7.1.1(a), but excluding punch list items which shall be handled as provided in
Section 6.3.6 and, in the case of clause (b) below, not including any construction that cannot reasonably be completed due to the occurrence of any of the events described in Section 5.4.1(e) or (f)), Final Acceptance of the
Project shall occur upon the earlier of:

         (a)      the date upon which:

                           (i)      There is satisfactory completion of the
                                    Final Acceptance Tests under Exhibit D, or
                                    compliance with the associated remedy set
                                    forth in Section 12.2, according to the
                                    case; and

                                       27

                           (ii)     Contractor has submitted final as-built
                                    drawings and operation and maintenance
                                    manuals to the Owner's Representative; and

                           (iii)    Contractor has paid all liquidated damages
                                    due pursuant to Sections 12.1 and 12.2; or

         (b)      a date which is 97 (ninety-seven) days after Substantial
                  Completion or 37 (thirty-seven) days after deemed Substantial
                  Completion under Section 7.1.3, as appropriate, if the Final
                  Acceptance Tests have not been satisfactorily completed under this EPC Contract due to the occurrence of any of the events described in Section 5.4.1(e) or (f).

         7.3      DELAYED TESTS

                  7.3.1 If the Final Acceptance Tests have not been performed and Final Acceptance has been deemed to have occurred pursuant to Section
7.2(b):

                  (a)      the Project shall be properly maintained by Owner at
                           Owner's expense in accordance with:

                           (i)      good industry practices; and

                           (ii)     operation and maintenance manuals,
                           instructions and specific recommendations provided by
                           Contractor to Owner; and

                  (b)      once every 6 (six) weeks until the Final Acceptance
                           Tests can be performed Contractor may conduct an
                           inspection of the Project to ensure proper
                           maintenance of the Project, at Owner's expense, is
                           being carried out.

                  7.3.2 If geothermal fluid has been run through any part of the
Project or the Project has otherwise been operated by Owner, for a cumulative period of more than 6 (six) weeks, Contractor may require that the parties jointly open and inspect the Project prior to the Final Acceptance Tests being carried out.

                                       28

                  7.3.3 Subject to Subsection 7.3.5, if the events that
prevented the commencement of the testing cease, the parties shall inspect the
Project and:

                  (a)      if the Project is in good, clean and as-installed
                           condition, Contractor will proceed within a
                           reasonable period of time to conduct the Final
                           Acceptance Tests not previously completed; or

                  (b)      if the Project is not in good, clean and as-installed
                           condition, prior to the conduct of the Final
                           Acceptance Tests, Contractor will within a reasonable
                           period of time clean and repair the Project (as
                           Contractor reasonably deems appropriate) at Owner's
                           expense and then conduct such tests; and

                  (c)      if the Project can not be cleaned and/or repaired to
                           a standard to enable the Final Acceptance Tests to be
                           carried out, the testing protocols and requirements
                           shall be revised accordingly to adjust for the
                           constraints which prevent such tests from being
                           performed as originally defined and within a
                           reasonable period of time Contractor shall conduct
                           such revised tests.

                  7.3.4 Contractor shall be paid all costs and expenses arising directly from such prevention and delay, including without limitation those costs and expenses reasonably incurred for demobilization and remobilization and increased costs and expenses incurred for rescheduling of the testing.

                  7.3.5 Contractor's obligations under this Section 7.3 shall cease upon the end of the earlier of (a) 8 (eight) months after the date of the deemed Substantial Completion under Subsection 7.1.3 or (b) 7 (seven) months after the date of deemed Final Acceptance under Section 7.2(b), if Contractor has not been able to commence the testing for Final Acceptance before the end of the applicable period.

                                       29

ARTICLE 8 - CHANGES IN THE WORK

         8.1      CHANGE IN THE WORK

         All Changes in the Work shall be recorded in a written instrument signed by the Owner's Representative and Contractor and shall not be implemented by Contractor without such written instrument.

         8.2      EFFECT OF CHANGE IN THE WORK

         No Change in the Work shall in any way vitiate or invalidate this EPC
Contract.

         8.3      REQUEST

         In addition to the mandatory Changes in the Work as provided in Article
22, either party may request a Change in the Work by written request to the other party, provided however, that neither party may request or require changes or deletions which, in the aggregate, reduce the EPC Contract Price by more than
15% (fifteen percent).

         8.4      ADJUSTMENTS

         Should any Change in the Work cause an increase or decrease in the cost of or time required for performance of this EPC Contract or otherwise affect any provision of this EPC Contract (save as provided in Section 8.6), an adjustment will be made to the EPC Contract Price, including for added expenses for interest during construction, Project Schedule, Scheduled Substantial Completion
Date, Scheduled Final Acceptance Date, performance warranties and any other provision of this EPC Contract which is thereby affected. Any increased cost in the EPC Contract Price due to such Change in the Work shall be payable subject to a progress payment schedule to be submitted by Contractor as part of the proposed written Change in the Work order.

         8.5      CHANGE IN THE WORK ORDER

         When Contractor is notified of or proposes a Change in the Work,
Contractor shall promptly prepare and submit to Owner an estimate of the increase or decrease, if any, in the cost and time required to complete the
Project, together with an explanation of the

                                       30

basis therefore, and shall inform Owner whether, in Contractor's opinion, such
Change in the Work should result in an adjustment to the Scheduled Substantial
Completion Date, Scheduled Final Acceptance Date or any other provision of this
EPC Contract. A written Change in the Work order signed by Owner and Contractor and describing the Change in the Work, its effect, if any, on the EPC Contract
Price, Payment Schedule, Scheduled Substantial Completion Date, Scheduled Final
Acceptance Date, Project Schedule, and any other provision of this EPC Contract which is affected must be entered into by the parties in order for the Change to be effective. If Contractor refuses to sign a written Change in the Work order which has been signed by Owner's Representative and Owner's Representative considers such refusal to be arbitrary or unreasonable, then the matter shall be referred for resolution according to the Dispute Resolution mechanism under
Article 16 hereto.

         8.6      CONTRACTOR CHANGES

         Notwithstanding the foregoing, or anything expressed or implied in this
EPC Contract, if Contractor requests a Change in the Work so as to make the
Project meet the Design Conditions, or to otherwise comply with its obligations under this EPC Contract and such request does not involve any other cause or event that would otherwise entitle Contractor to such Change in the Work under this EPC Contract, such Change in the Work shall be at Contractor's own cost and expense and shall be subject to the consent of the Owner's Representative (which consent shall not be unreasonably withheld). If the Owner's Representative withholds its consent to such Change in the Work, and Contractor remains of the view that it is necessary for the completion of the Work in accordance with this
EPC Contract, then the matter shall be referred for resolution under Article 16.

         8.7      SOURCES OF PAYMENT

         Notwithstanding the foregoing, Contractor shall not be required to implement any Change in the Work in excess of an aggregate value of NZ$25,000
(Twenty Five Thousand New Zealand Dollars) for all Changes in the Work until adequate assurances have been provided to Contractor by Owner of sources of payment by means acceptable to Contractor to pay for any increased costs and any extensions in time.

                                       31

         8.8      EFFECT OF CHANGES ON WARRANTIES AND SAFETY

         If Contractor reasonably believes that a proposed Change in the Work may negatively affect any express or implied warranty of the Work, Contractor shall serve Owner notice within 14 (fourteen) days of the receipt of such proposal of its belief and the believed effect. If Owner insists, despite
Contractor's notice, to require the execution of such proposal, Contractor shall comply with Owner's requirement to execute the proposal, but Contractor may void negatively affected warranties or performance guarantees, but only to the extent related to or derived from Owner's proposal.

         If Contractor believes that a proposed Change in the Work may negatively affect safety of the Work or persons in its vicinity, Contractor shall serve Owner notice within 14 (fourteen) days of such proposal of its belief and the believed effect, and Contractor shall not be required by Owner to execute such proposal.

         8.9      OTHER PROVISIONS UNAFFECTED

         Except to the extent a Change in the Work specifically amends one or more provisions hereof, all provisions hereof shall apply to all Changes in the
Work, and no Change in the Work shall be implied as a result of any other Change in the Work.

ARTICLE 9 - ACCESS AND REVIEW BY OWNER

         9.1      RESPONSIBILITY FOR DESIGN

         Contractor shall be responsible for the development of all technical data, design and other documentation required for the performance of the Work
(including the specification of the Equipment).

         9.2      INSPECTION OF WORK

         Owner and Owner's Representative shall have the right to timely inspect any item of the Work to be provided hereunder.

                                       32

         9.3      ACCESS TO PROJECT SITE

         Owner and Owner's Representative shall have access to the Project Site, at reasonable times and upon reasonable notice, shall have the right to be present during all on-site and off-site test procedures and shall have the right to receive, upon request, a single copy of test procedures, quality control reports, and test reports and data. Contractor shall notify Owner at least 21
(twenty-one) days prior to the testing of major equipment items and systems at the Project Site. While at the Project Site, Owner and its representatives shall comply with all of Contractor's safety rules and other job site rules and regulations.

         9.4      DESIGN REVIEW

                  9.4.1 Design Information reasonably requested by the Owner's
Representative shall be submitted to him in accordance with this Section 9.4.

                  9.4.2 Contractor shall submit to Owner's Representative 1
(one) hard and 1 (one) electronic copy of such material Design Information in sufficient time to enable Owner's Representative to review such Design
Information in accordance with this Section 9.4. In the event that a re-submission of Design Information is required as provided in this Section 9.4, such re-submission shall be made as soon as reasonably practicable after
Contractor's receipt of the relevant statement of objections.

                  9.4.3 Following receipt of a submission of Design Information in accordance with Subsection 9.4.2, the Owner's Representative shall within 15
(fifteen) days from receipt return one copy of the Design Information to
Contractor together with either:

         (a)      a notice stating that he/she has no objections to the Design
                  Information as submitted (for the purposes of this Article 9, a "notice of no objection"); or

         (b)      a statement of objections which shall identify with due
                  particularity the aspects of the Design Information which do not materially comply with the

                                       33

                  provisions of Exhibit A or C and/or accord in any material respect with any Design Information previously submitted by
                  Contractor.

If the Owner's Representative fails to respond within the 15 (fifteen) day period, then he/she will be deemed to have issued a notice of no objection.

                  9.4.4 If the Owner's Representative returns any Design
Information under Subsection 9.4.3(a) or is deemed to have issued a notice of no objection under Section 9.4.3, Contractor may, subject to Subsection 9.4.5, proceed with the Work in accordance with this EPC Contract.

                  9.4.5 If the Owner's Representative considers that revisions to a submission of Design Information are appropriate, but that such revisions are of minor design significance, the Owner's Representative may issue a notice of no objection subject to an appended schedule of comments identifying the relevant revisions. Subject to the restrictions set forth in Subsection 9.4.6,
Contractor shall cause such Design Information to be revised in accordance with such comments, but shall not be obliged to re-submit such Design Information solely on account of such revisions.

                  9.4.6 If the Owner's Representative returns any Design
Information under Subsection 9.4.3(b), Contractor shall cause the Design
Information to be revised so as to take account of the properly stated
objections and as soon as reasonably practicable shall re-submit such Design
Information to Owner's Representative, provided, however, that Contractor shall not be required to make any modifications or changes which are not in accordance with Exhibit A and/or C or prudent engineering practice.

                  9.4.7 Neither a proper objection raised under Section 9.4.3(b)
nor a comment made under Section 9.4.5 shall constitute a Change in the Work.

                  9.4.8 Except in the case of a Change in the Work, approved
Design Information shall not be departed from.

                  9.4.9 Owner and/or Owner's Representative shall have the right to inspect all of Contractor's Drawings and Specifications and the Design
Information at Contractor's premises, for any part of the Work.

                                       34

         9.5      DRAWINGS NOT TO BE PROVIDED

         Notwithstanding any other provisions of this EPC Contract, Contractor shall not be required to provide shop drawings nor any of Contractor's or
Supplier's confidential manufacturing drawings, designs or know-how nor the confidential details of manufacturing practices, processes or operations.

         9.6      USE OF DRAWINGS

         Documents, drawings and information supplied by Contractor may be used by Owner, its representatives, assignees and transferees, only for the purposes of completing, operating, maintaining, adjusting and repairing the Work. No license is granted to copy or use documents, drawings or information so supplied in order to make or have made spare parts except as expressly provided in the
Supply Contract with respect to the Equipment. Documents, drawings or information so supplied by Contractor shall be subject to the confidentiality clause contained herein in Article 23 and shall not be used, copied or communicated to a third party otherwise than as strictly necessary and permitted under this EPC Contract.

ARTICLE 10 - TESTING

         10.1     TEST PROCEDURES

         The tests described in Exhibit D hereto shall be performed as described therein, and test results shall be adjusted in accordance with the correction curves as set forth in Exhibit D.

         10.2     NOTICE OF TESTING

         Contractor shall give Owner's Representative at least 14 (fourteen)
days' notice prior to the date(s) on which Contractor will be ready to perform the initial Substantial Completion and Final Acceptance tests under Exhibit D;
provided that for any repeated test the notice period shall be at least twenty-four (24) hours before the time established by Contractor for such test.
Owner's Representative shall be entitled to have, at its own cost, a suitably qualified independent party present during all such tests. If Owner's

                                       35

Representative and/or such independent party fails to attend at the time and place appointed for the tests, Contractor shall be entitled to proceed with the tests in the Owner's Representative's and/or such party's absence. The tests shall then be deemed to have been made in the presence of the Owner's
Representative and such party and the results of the tests shall be accepted as accurate. Contractor shall make copies of the test results available to the
Owner's Representative as soon as reasonably practicable after completion of such tests.

         If major equipment items fail to pass any test, the Owner's
Representative may request such test to be repeated on the same terms and conditions and Contractor shall determine whether or not repeated testing shall be executed.

         10.3     CONDUCT AND REPETITION OF TESTS

         Contractor may at any time prior to Final Acceptance repeat, one or more times, any of the tests described in Exhibit D where Contractor, in its sole discretion, believes that the results of the prior tests are unsatisfactory. Further, Contractor may undertake remedial actions in connection with such repeated tests, provided that such remedial action does not depart from previously approved Design Information without the Owner's Representative's prior consent, which shall not be unreasonably withheld and the response shall be given promptly but not later than (48) forty-eight hours after Contractor's request.

ARTICLE 11 - WARRANTIES

         11.1     WARRANTY

         Contractor warrants that:

                  (a) the Work and the Equipment shall conform in all material respects to Laws, permits obtained by Owner pursuant to Section 4.1(c), and the other applicable description, specifications and criteria set forth in this EPC
Contract and the Supply Contract;

                  (b) the Work shall be performed in a workmanlike and skilful manner;

                                       36

                  (c) the Work and the Equipment shall be of good quality and will, on Final Acceptance, be free from defects in workmanship, material, design and title; and

                  (d) All materials and other items when incorporated in the
Work and the Equipment shall be new (except for the diesel generator, which may be reconditioned or second-hand) and of a suitable grade of its respective kind for its intended use.

         Contractor makes no warranty regarding the performance of the wells and/or of the performance of the Geothermal Fluid (e.g., chemical composition, temperature, pressure and flow rates) or 110 kV line losses.

         11.2     WARRANTY PERIOD

         The warranties set forth in Section 11.1 shall inure for the benefit of
Owner and its successors and assigns (including the Lender) and, except as expressly provided below in this Section 11.2, shall be in effect from Final
Acceptance for the duration of:

                  (a) 12 (twelve) months (without limiting the longer warranty periods specifically described below in this Section 11.2);

                  (b) 18 (eighteen) months for the steam turbine/generator and the Ormat turbine/generators included in the Equipment;

                  (c) 36 (thirty six) months for any defect in the steam turbine blades, nozzles and rotor that results in corrosion or erosion thereof that is materially in excess of the corrosion and erosion that would normally be expected to occur under the circumstances (this extended warranty is conditional upon Owner (i) operating and maintaining the Project in accordance with the operation and shutdown procedures set forth in the operation and maintenance manuals provided by Contractor under this EPC Contract and (ii) maintaining records of the steam quality data (e.g., pH, purity and wetness) collected on a daily basis for the steam entering into the steam turbine and providing copies of such records to Contractor upon its request); and

                  (d) 36 (thirty six) months for any defect in the Work of the kind described in Section 11.1 that was caused by the gross misconduct of
Contractor and

                                       37

which would not have been disclosed by a reasonable examination prior to the expiry of the above described applicable warranty period (for purposes of this paragraph, "gross misconduct" does not comprise each and every lack of care or skill but means an act or omission on the part of Contractor which implies either a failure to pay due regard to the serious consequences which a conscientious and responsible contractor would normally foresee as likely to ensue or a wilful disregard of any consequences of such act or omission).

         The warranty period set forth in paragraphs (a) or (b) above with respect to any item of the Work that is repaired, replaced, modified, or otherwise altered after Final Acceptance by Contractor shall extend until the date of expiration of the original warranty, or a period of 6 (six) months from the date of completion of such alteration, whichever is later, provided, however, that in no case shall the warranty extended hereunder exceed the maximum period of 6 (six) months beyond the end of the original warranty period.

         11.3     CORRECTION OF IMPROPER WORK

         Owner shall notify Contractor immediately upon discovery of any failure which, at the time of discovery, appears to give rise to a Contractor warranty claim. A written "failure report", which includes available technical and logistic information to assist Contractor to assess the damage to the Work or
Equipment and to evaluate appropriate corrective action, shall be provided to
Contractor within 5 (five) days of the occurrence. Owner shall supply, upon request by Contractor, all relevant information relating to past maintenance, repair and operational data relating to the failed Work or Equipment.
Contractor's responsibility for any such warranty claim shall be limited to the obligation to, as soon as reasonably possible following Contractor's receipt of notice from Owner during the applicable warranty period at its own cost and expense to correct non-compliance with the warranty. All costs incidental to any warranty correction and remedying shall be borne by Contractor, provided, however, that Contractor shall have the obligation in connection with the performance of any warranty work to provide any special rigging, cranes or heavy equipment or any labour required in connection with operating such Work or
Equipment, except where such items or labour are readily available at the
Project Site, in which case such items or labour shall be provided by

                                       38

Owner or Owner's operator, and Contractor shall pay reasonable compensation therefore, and provided that Contractor shall have no obligation in connection with the performance of non-warranty repair and maintenance work, including the cost incidental to the replacement of parts which are not defective but which are replaced in conjunction with a warranty repair at the request of Owner and
Owner's operator. Owner or Owner's operator shall provide Contractor with access to Project equipment and workshop space in connection with Contractor's performance of any warranty work. If (a) Contractor requests Owner to perform corrective action under this warranty, or (b) Contractor does not promptly correct and remedy such non-compliance and damage, Owner has the discretion to do so and Contractor shall reimburse Owner the reasonable costs Owner has incurred as a result of such corrective action by Owner.

         The liabilities and obligations of Contractor under this Section 11.3 shall not extend to replenishment of normal consumables or any repairs, adjustments, or replacements to the extent required as a result of corrosion and erosion (save as provided in Section 11.2), or wear and tear in the operation of the Project or as a result of failure, other than Contractor's failure to properly store, install, operate and/or maintain the Work, Equipment or parts in accordance with good industry practices, operation and maintenance manuals, instructions, and specific recommendations made by Contractor and/or any changes or modifications made to such equipment or parts without Contractor's express written consent prior to such changes or modifications, or by neglect, abuse, malicious mischief, vandalism, Force Majeure (other than a warranty failure) or by the repair and maintenance of the equipment having been performed or supervised by personnel other than Contractor's personnel or Owner's certified personnel trained or approved by Contractor.

         11.4     IMPLEMENTATION OF WARRANTY

         The warranty shall be implemented in accordance with the Warranty
Procedures in Exhibit G.

                                       39

         11.5     DISCLAIMER AND RELEASE

                  11.5.1 EXCEPT FOR GROSS NEGLIGENCE OR FRAUD ON THE PART OF
CONTRACTOR:

                  (A) THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF CONTRACTOR,
AND

                  (B) AND RIGHTS AND REMEDIES OF OWNER,

SET FORTH IN THIS EPC CONTRACT WITH RESPECT TO ANY NON-CONFORMANCE OR DEFECT IN
ANY WORK OR EQUIPMENT ARE EXCLUSIVE.

                  11.5.2 OWNER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER
WARRANTIES, OBLIGATIONS, REPRESENTATIONS AND LIABILITIES ON THE PART OF
CONTRACTOR, TOGETHER WITH ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF OWNER AGAINST
CONTRACTOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT
LIMITED TO ANY:

                  (A) WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR
PURPOSE;

                  (B) WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF
DEALING OR USAGE OF TRADE;

                  (C) OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT,
WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF CONTRACTOR, ACTUAL, PASSIVE OR
IMPUTED;

                  (D) OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF
OR DAMAGE TO ANY PRODUCT OR PART OF THE PROJECT;

                  (E) LIABILITY OF OWNER TO ANY THIRD PARTY; AND

                  (F) INCIDENTAL OR CONSEQUENTIAL DAMAGES.

                                       40

                  11.5.3 CONTRACTOR'S WARRANTY UNDER THIS EPC CONTRACT DOES NOT
APPLY TO ANY NON-CONFORMANCE OR DEFECT IN ANY PRODUCT, EQUIPMENT OR PART OF THE
PROJECT, TO THE EXTENT SUCH NON-CONFORMANCE OR DEFECT HAS BEEN DIRECTLY OR
INDIRECTLY CAUSED BY:

                  (A) FAILURE BY OWNER OR ITS EMPLOYEES OR CONTRACTORS TO COMPLY
WITH ALL OPERATING PROCEDURES;

                  (B) ALTERATION OF ANY PRODUCT OR PART OF THE PROJECT WITHOUT
THE PRIOR WRITTEN CONSENT OF CONTRACTOR, SUPPLIER OR AN AUTHORIZED SERVICE
REPRESENTATIVE OF CONTRACTOR OR SUPPLIER;

                  (C) OPERATION OF ANY PRODUCT, EQUIPMENT OR PART OF THE PROJECT
OTHERWISE THAN IN ACCORDANCE WITH THE OPERATION AND MAINTENANCE MANUALS SUPPLIED
BY CONTRACTOR OR SUPPLIER;

                  (D) ABUSE, MISUSE OR NEGLIGENT OPERATION OF ANY PRODUCT,
EQUIPMENT OR PART OF THE PROJECT; OR

                  (E) ANY OTHER INTENTIONAL OR NEGLIGENT ACT OR OMISSION OF
OWNER.

ARTICLE 12 - REMEDIES

         12.1     LIQUIDATED DAMAGES FOR DELAY IN FINAL ACCEPTANCE

                  12.1.1 After the Scheduled Final Acceptance Date, Contractor
shall pay to Owner as liquidated damages, and not as a penalty, for each day or part of a day which shall elapse between the Scheduled Final Acceptance Date and the date of Final Acceptance a sum equal to 0.137% (one hundred thirty-seven thousandths of one percent) of both the United States Dollar portion and the New
Zealand Dollar portion of the EPC Contract Price per day (plus goods and services tax on such amounts if any) up to a total aggregate sum of 30.54%
(thirty and fifty-four hundredths percent) of the EPC Contract

                                       41

Price; provided, however, that if the Project does not accomplish Final
Acceptance by the Scheduled Final Acceptance Date, but nevertheless is generating electricity, then the liquidated damages payable by Contractor under this Section 12.1.1 shall be reduced (but not to less than zero) by the amount of the revenue (including payments under any hedge agreement) realized by Owner in excess of $18,000 N.Z. (Eighteen Thousand New Zealand Dollars) per day, if
any, during the period starting on the date Owner is entitled to receive such revenue as a result of the partial completion of the Project until the date
Final Acceptance occurs.

                  12.1.2 Owner may, without prejudice to any other method of recovery, deduct the amount of such liquidated damages from any monies due, or to become due, to Contractor under this EPC Contract. In the event of an extension of time being granted under this EPC Contract, the amount due under this Section shall be recalculated accordingly, and any over-payment refunded.
The payment or deduction of such damages shall not relieve Contractor from its obligation to complete the Work, or from any other of its duties, obligations or responsibilities under this EPC Contract.

                  12.1.3 If at any time after the Scheduled Final Acceptance
Date, Contractor is delayed in carrying out the Work as a result of any event identified in Section 5.4.1 which would have entitled Contractor to an extension of time had it occurred prior to the Scheduled Final Acceptance Date,
Contractor's obligation to pay liquidated damages under Section 12.1.1 shall be suspended for such period as represents the extension of time to which
Contractor would have been entitled had Section 5.4 applied.

         12.2     LIQUIDATED DAMAGES FOR PERFORMANCE DEFICIENCY

         If the Project has failed to satisfy the Guaranteed Capacity upon completion of the Final Acceptance Performance Test used to establish Final
Acceptance, Contractor shall pay to Owner as liquidated damages, and not as a penalty, the following sum:

                  $3,600 N.Z. (Three Thousand Six Hundred New Zealand Dollars)
                  per kilowatt (plus goods and services tax on such amounts, if any), up to a total aggregate sum of 45% (forty-five percent)
                  of the EPC

                                       42

                  Contract Price, for each kW of capacity deficiency, as
                  determined in the Final Acceptance Performance Test set forth in Exhibit D hereto, below the Guaranteed Capacity.

         12.3     PERFORMANCE BONUS

         If the Project has exceeded the requirements of the Final Acceptance
Performance Test set forth in Exhibit D as is shown in the final test results, the Tuaropaki Trust shall negotiate in good faith with Contractor and/or its assigns for the supply and erection of the third development of the Mokai geothermal resource undertaken by the Tuaropaki Trust, its successors or assigns after seeking approval from the beneficial owners to so negotiate and subject to receipt of their approval. In the event that the parties cannot conclude a contract as a result of the aforementioned negotiations within 90 (ninety)
working days of the commencement of such negotiations, Contractor shall have the right to participate in any tender process undertaken by the Tuaropaki Trust, its successors or assigns regarding such development.

         12.4     MAKE RIGHT OBLIGATION

         Notwithstanding that Contractor may have paid liquidated damages for the performance deficiency pursuant to Section 12.2:

                  (a)      Contractor may carry out such remedial Work and
repeat the Final Acceptance Performance Test, in accordance with Article 10, for a period of 120 (one hundred and twenty) days following Final Acceptance, which period shall be extended to take into account any event described in Section
5.4.1;

                  (b)      if the results of the last such repeated Final
Acceptance Performance Test show that:

                           (i) such performance deficiency has been reduced or
                           rectified, Owner shall refund such performance
                           related liquidated damages, or a proportionate amount
                           up to the amount calculated and paid or owing
                           pursuant to Section 12.2; or

                                       43

                           (ii) such performance deficiency has been increased,
                           Contractor shall pay to Owner a further amount, in
                           respect of the increased deficiency, calculated under
                           Section 12.2 as liquidated damages.

All such remedial Work and repeat tests shall be conducted in such a way and at such times as to minimize so far as reasonably possible interference or disruption to the normal operation of the Project.

         12.5     EXCLUSIVITY

         Notwithstanding the warranties set forth in Section 11.1, but subject to Sections 12.1 and 12.6 and Owner's right to terminate under Section 21.1.1(d)
for gross delays or deficiencies, the remedies described in this Article 12 shall constitute Owner's sole and exclusive remedies for liabilities arising from schedule delays (up to 223 days) and performance shortfalls up to 5 MW hereunder. If the performance shortfall is greater than 5 MW, then Owner must within thirty (30) days of completion of the relevant tests elect to either receive the liquidated damages described in Section 12.2 as its sole and exclusive remedy for liabilities arising there from or alternatively exercise its termination rights under Section 21.1.1(d) and, subject to the limitations set forth in Article 11 and Section 12.7 of this EPC Contract, seek to recover damages from Contractor. If the schedule delays exceed 223 days, then Owner must within thirty (30) days of such 224th day elect to either receive the liquidated damages described in Section 12.1 as its sole and exclusive remedy for liabilities arising there from or alternatively exercise its termination rights under Section 21.1.1(d) and, subject to the limitations set forth in Article 11 and Section 12.6 of this EPC Contract, seek to recover damages from Contractor in which case any liquidated damages previously received or setoff by Owner shall be taken into consideration and/or refunded as appropriate based upon the final determination of damages caused by such delay and payable by Contractor to
Owner.

         12.6     GENERAL LIMITATION OF LIABILITY

                  (a) Notwithstanding any other provision to the contrary in this EPC Contract, Contractor shall in no event be liable to Owner, by way of indemnity or by reason of any breach of this EPC Contract or in tort, including negligence and strict

                                       44

liability, or otherwise, for loss of use of any part (or all) of the Project or for the cost of substitute equipment or materials or for loss of production, loss of profit or loss of contract or for any indirect, consequential loss or damage which may be suffered by Owner, except that this Section 12.6(a) shall not limit the liability of Contractor under Section 12.1 or 12.2 (liquidated damages for delay and performance deficiency).

                  (b) The total liability of Contractor to Owner on all claims of any kind (other than under Section 17.1(b)) shall in no case exceed the aggregate of the EPC Contract Price and the Supply Contract Price provided however that if Owner shall receive any amount from Supplier directly for any claims under the Supply Contract, the maximum liability of Contractor shall be reduced accordingly.

                  (c) Owner is not permitted to sell, assign or otherwise
transfer all or any part of the Work without obtaining an acknowledgment and undertaking in writing from the third party that it will afford Contractor and its Subcontractors with the protection of this Section 12.6.

                  (d) Contractor agrees that Supplier's and Supplier's
Subcontractors' liability on all claims of any kind regarding the Equipment shall be subject to the terms of limitation of liability described in this
Section 12.6.

ARTICLE 13 - SECURITIES

         13.1     SECURITY PROVIDED ON BEHALF OF CONTRACTOR

                  (a) Contractor's obligations under this EPC Contract shall be secured by a performance bond in the form of a standby letter of credit provided by a reputable surety company or financial institution (reasonably acceptable in all respects to Owner) in the form attached hereto as Exhibit J-1 in the maximum amount equal to 30% (Thirty Percent) of the New Zealand dollar portion of the
EPC Contract Price (the "NZ$ Denominated L/C"). The NZ$ Denominated L/C shall be provided prior to receipt of the first NZ$ payment under the Milestone Payment
Schedule, shall become effective upon Contractor's receipt of the first NZ$
payment under the Milestone Payment Schedule and shall be increased from time to time by the New Zealand dollar amounts received by

                                       45

Contractor from Owner under the Milestone Payment Schedule up to the 30% (Thirty
Percent) maximum NZ dollar amount specified above.

                  (b) Further, Contractor's obligations under this EPC Contract and Supplier's obligations to deliver Equipment under the Supply Contract shall be secured by a performance bond in the form of a standby letter of credit provided by a reputable surety company or financial institution (reasonably acceptable in all respects to Owner) in the form attached hereto as Exhibit J-2
(the "US$ Denominated L/C"). The US$ Denominated L/C shall be provided prior to receipt of the first US$ payment under the Milestone Payment Schedule of the
Supply Contract, shall become effective upon Supplier's receipt of the first US$
payment under the Milestone Payment Schedule of the Supply Contract and shall be increased from time to time by (i) the United States dollar amounts received by
Contractor from Owner under the EPC Contract Milestone Payment Schedule for
Payment Milestones nos. 1-20 up to a maximum sum of $1,038,600 US (One million thirty eight thousand six hundred United States Dollars) and (ii) the amounts received by Supplier from Owner under the Supply Contract Milestone Payment
Schedule for Payment Milestones nos. 1-19 up to a maximum sum of $20,129,540 US
(Twenty million one hundred twenty nine thousand five hundred and forty United
States Dollars). The US$ Denominated L/C shall be reduced from time to time upon
Supplier's delivery of Equipment or parts thereof under the Supply Contract by the amounts computed as described in Exhibit J-2, so that the US$ Denominated
L/C will be reduced to 30% (Thirty Percent) of the sum of the US dollar denominated portion of the EPC Contract Price and the Supply Contract Price upon the completion of delivery of the Equipment.

                  (c) Both the NZ$ Denominated L/C and the US$ Denominated L/C
shall remain valid until Final Acceptance. If the NZ$ Denominated L/C or the US$
Denominated L/C by its terms will expire before Final Acceptance, then
Contractor shall provide to Owner evidence of the renewal or replacement of said performance bond at least ten (10) business days before such expiration date.

                  (d) Upon Final Acceptance, the NZ$ Denominated L/C and the US$
Denominated L/C shall be reduced to nil and replaced by a performance bond in the form

                                       46

of a standby letter of credit provided by a reputable surety company or financial institution (reasonably acceptable in all respects to Owner) in the amount of 5% (five percent) of the combined EPC Contract Price and the Supply
Contract Price to secure the performance of Contractor's warranty obligations, which shall remain valid for the Warranty Period defined in Section 11.2.

                  (e) Ormat Industries Ltd. shall provide a guarantee in the form described in Exhibit E hereto, upon execution of this EPC Contract, to guarantee Contractor's obligations to perform hereunder.

         13.2     SECURITY PROVIDED ON BEHALF OF OWNER

         The Tuaropaki Trust shall provide a guarantee in the form described in
Exhibit F hereto, upon execution of this EPC Contract, to guarantee its and
Owner's obligations under Sections 4.1(p) and 12.3 hereunder.

ARTICLE 14 - CARE OF THE WORK; TITLE

         14.1     RISK OF LOSS

         Except to the extent caused by the negligence or wilful misconduct of
Owner and not covered by the insurance required to be maintained pursuant to this EPC Contract, Contractor shall bear the risk of physical loss or destruction of or damage to the Equipment from the point in time such items are delivered FOB (Incoterms 2000) until Final Acceptance, and to the Work and shall retain care of the Work prior to Final Acceptance, provided, however, that (a)
in the case Owner assumes said responsibility prior to the completion of any or all testing under Exhibit D, Owner makes best efforts to permit Contractor to proceed with all commissioning, testing, and related activities, provided that, all Work so conducted by Contractor shall be conducted in a fashion to minimize interference with the normal operation of the Work, and (b) any actual proceeds of insurance payable with respect to such loss, damage, or destruction are handled as provided in Section 15.5

                                       47

         14.2     DELIVERY

         Contractor shall be responsible to assure safe delivery of all materials, equipment, tools, supplies and other items to the Project Site related to the Work including all of the Equipment.

         14.3     TITLE

         Title to the Work shall pass from Contractor to Owner upon the earlier of delivery to the Project Site or payment to Contractor under this EPC Contract for the applicable Work.

ARTICLE 15 - INSURANCE

         15.1     CONTRACTOR PROVIDED INSURANCE

         Contractor shall provide the following insurance with the indicated
limits, with its insurance carriers, naming all Subcontractors, Owner and
Lender(s) as additional insured and shall maintain such insurance in full force and effect until Final Acceptance. In the event this insurance or any portion of it becomes commercially unavailable on commercially reasonable rates and terms
Owner and Contractor shall cooperate in their efforts to obtain such replacement insurance as may be available and this EPC Contract shall be modified accordingly:

                  (a) Comprehensive General Liability - $10,000,000 N.Z. (Ten
Million New Zealand Dollars) combined single limit;

                  (b) Equipment and Contractor's plant, goods and materials loss in transit, including ocean marine shipment (replacement value);

                  (c) Accident Rehabilitation Compensation and Insurance Act
(where required by law, statutory limits); and

                  (d) Contract Works Insurance for the full value of the Project including earthquake, provided however, that the aggregate cost for acquiring and maintaining such cover does not exceed $ 250,000 US (two hundred fifty thousand United States Dollars), and as available August 14 2002. Cover for fire, collapse, flood and any other catastrophic perils shall be in such sub limits that

                                       48

are commercially available at reasonable rates in the commercial insurance market.

         15.2     OWNER PROVIDED INSURANCE

         Owner shall provide the following insurance with the indicated limits, with its insurance carriers, naming Contractor and Lender(s) as additional insured and shall maintain such insurance in full force and effect through the end of the warranty period or such later period as Lender(s) may reasonably require. In the event this insurance or any portion of it becomes commercially unavailable on commercially reasonable terms Owner and Contractor shall cooperate in their efforts to obtain such replacement insurance as may be available and this EPC Contract shall be modified accordingly:

                  (a) Control of wells insurance - (repair and replacement
value); and

                  (b) All other insurances reasonably required by Lender(s).

         15.3     POLICIES

         All policies of insurance maintained pursuant to this Article 15 shall:

                  (a) require 45 (forty-five) days' prior notice (15 (fifteen)
days' prior notice in the event of non-payment of premium) to the additional insured parties of cancellation, non-renewal or material change in coverage;

                  (b) provide that such insurance is primary without right of contribution from any other insurance which might otherwise be available to the insured party;

                  (c) provide that any such policy referred to in Section
15.1(d) shall not be cancelled or payment refused in the event of any unintentional failure to make full disclosure (material or otherwise) of any matter or change in circumstance on the part of Lender(s);

                  (d) provide that, in the event of any loss payment under a policy, the insurer shall waive any rights of subrogation against the insured party and shall waive any setoff or counterclaim or any other deduction whether by attachment or otherwise; and

                                       49

                  (e) include a cross-liability endorsement providing that
inasmuch as the policies are written to cover more than one insured, all terms and conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

         15.4     EVIDENCE OF INSURANCE

         Upon request by Owner, Contractor shall furnish Owner with the policy wording and a Certificate of Insurance as evidence that Contractor provided insurance is being maintained. Upon request by Contractor, Owner shall similarly furnish Contractor with the policy wording and a Certificate of Insurance as evidence that Owner provided insurance is being maintained.

         15.5     APPLICATION OF INSURANCE PROCEEDS

         In the event of any loss, damage, or destruction to the Project or any part thereof which may give rise to a claim under the insurance maintained by
Contractor under Section 15.1:

                  (a) where the insurance proceeds for the Work and/or the
Equipment are equal or less than $200,000 N.Z. (Two Hundred Thousand New Zealand
Dollars), such proceeds shall be paid directly to Contractor.

                  (b) where the insurance proceeds for the Work and/or Equipment are in an amount exceeding an aggregate amount of NZ$200,000 (Two Hundred
Thousand New Zealand Dollars), Contractor shall:

                  (i)      give notice of such event to Owner;

                  (ii)     pursue all such insurance claims with due diligence;
                           and

                  (iii)    procure that any such insurance proceeds for events
                           occurring under Subsections 15.1(b) and (d) shall be
                           paid into an interest bearing escrow account
                           nominated by Owner and agreed upon by Contractor,
                           which agreement shall not be unreasonably withheld,
                           at

                                       50

                           the expense of Owner, in the joint names of Owner,
                           Supplier and Contractor for the purposes of the
                           Project.

         Directions will be placed with the escrow agent that the monies will be released from the account within 48 (forty-eight) hours against presentation by
Contractor or Supplier of an invoice and/or shipping documents verified by
Owner's Representative as provided below, representing the supply of replacement goods and/or completion of the rectification of the relevant parts of the Work which had been lost, damaged or destroyed. The documents shall first be submitted to Owner's Representative who shall verify and countersign in accordance with the procedures contained in Subsection 6.3.4. Upon completion of the Project all monies remaining in the escrow account relating to the Work shall be immediately released to Contractor.

         If this EPC Contract is terminated prior to completion of the Project, the parties shall direct the escrow agent to apply any monies standing to the credit of the escrow account as follows:

                  (i)      to Owner to the value of the relevant parts of the
                           Work which are lost, damaged or destroyed, which have
                           not been replaced or rectified as of the date of
                           termination and to the extent Contractor or Supplier
                           had been previously paid by Owner for such Work;

                  (ii)     to Owner any such insurance proceeds paid for other
                           loss or damages of Owner arising out of events giving
                           rise to the claim; and

                  (iii)    the balance to Contractor;

provided that, in the event of any shortfall in the proceeds of the insurance to cover the payments due under paragraph (i) above, such shortfall shall represent a debit due to Owner from Contractor.

                                       51

ARTICLE 16 - DISPUTE RESOLUTION

         16.1     CLAIMS

                  (a) If Contractor intends to claim any additional payment
under this EPC Contract, Contractor shall give notice to the Owner's
Representative as soon as reasonably practicable and in any event within 28
(twenty-eight) days of the date that Contractor learns of the event giving rise to the claim and its payment implications.

                  (b) Contractor shall keep such contemporary records as may be reasonably necessary and feasible to substantiate any such claim, either on the
Project Site or at another location reasonably acceptable to the Owner's
Representative. Without admitting Owner's liability, the Owner's Representative shall, on receipt of such notice, inspect such records and may instruct
Contractor to continue keeping such records. Contractor shall permit the Owner's
Representative to inspect such records during Contractor's normal business hours and shall (if requested) submit a copy of such records to the Owner's
Representative.

                  (c) Within 28 (twenty-eight) days of such notice, or such
later time as may be agreed by the Owner's Representative, Contractor shall send to the Owner's Representative an account, giving then known detailed particulars of the amount and basis of the claim. Where the event giving rise to the claim has a continuing effect, such account shall be considered as interim. Contractor shall then, at such intervals, as the Owner's Representative may reasonably require, but in no event more frequently than bi-weekly, send further interim accounts giving the accumulated amount of the claim and any further particulars.
Where interim accounts are sent to the Owner's Representative, Contractor shall send a final account within 28 (twenty-eight) days of the end of the effects resulting from the event.

                  (d) The Owner's Representative shall proceed in accordance with Section 4.2 to agree upon or determine such additional payment as may be due. The Owner's Representative shall promptly notify Contractor accordingly. If
Contractor has a Dispute with the determination or discretion made by the
Owner's Representative, such Dispute shall be resolved as provided in Sections
16.3 and 16.4.

                                       52

         16.2     PAYMENT OF CLAIMS

         Contractor shall be entitled to have included in any progress payment such amount for any claim as the Owner's Representative considers due. If the particulars supplied are insufficient to substantiate the whole of the claim,
Contractor shall be entitled to payment for such part of the claim as has been substantiated.

         16.3     RESOLUTION BY PARTIES

         Owner and Contractor desire that this EPC Contract operate between them fairly and reasonably. If during the term of this EPC Contract, a Dispute arises between Owner and Contractor, or one party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises hereunder, then
Owner's Representative and Contractor's project manager shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of the Dispute. If the Owner's Representative and the project manager are unable to resolve the Dispute within 20 (twenty) business days, the matter shall be referred within 2 (two) business days of the lapse of the aforementioned 20 (twenty) business days to the parties' responsible corporate officers for resolution. Neither party shall seek resolution by arbitration of any Dispute arising in connection with this EPC Contract until both parties'
responsible corporate officers, who shall be identified by each party from time to time, have had at least 20 (twenty) business days to resolve the Dispute following referral of the Dispute to such responsible corporate officers.

         16.4     RESOLUTION BY ARBITRATION

         If the responsible corporate officers are unable to resolve the Dispute within the above described period, then Owner and Contractor shall enter into binding arbitration as set forth herein. Notice of the demand for arbitration shall be delivered to the other party and the Dispute shall be referred to such arbitrator, if the parties agree upon one, within 20 (twenty) business days of receipt of demand, and if not to 3 (three) arbitrators, one appointed by each party, within 20 (twenty) business days of receipt of demand, each of whom shall be an expert in the construction and power generation field and a third independent arbitrator appointed by the (2) two arbitrators. If a party fails to appoint an arbitrator, then the other party's appointee shall become the sole arbitrator.

                                       53

         The parties shall proceed with the arbitration expeditiously and shall conclude all proceedings there under in order that a decision may be rendered within 120 (one hundred and twenty) days or, in the case of a payment Dispute,
45 (forty-five) days from service of the demand for arbitration.

         Each party shall bear its own expenses in connection with any arbitration, including but not limited to counsel fees, and all joint expenses shall be apportioned in the award of the arbitrators.

         Any arbitration shall be conducted in Auckland, New Zealand in accordance with the provisions of the Arbitration Act 1996 (as amended or substituted from time to time).

ARTICLE 17 - INDEMNIFICATION

         17.1     CONTRACTOR'S INDEMNITY

                  (a) Contractor shall defend, indemnify and hold harmless Owner from any and all claims, demands and liabilities arising from the death, sickness or accident of employees of Contractor or of Subcontractors or from damage to their property or from damage to Contractor's property as a result of performance of this EPC Contract, except only to the extent that such deaths, injuries, sickness or accidents are shown to have been caused by the intentional or grossly negligent conduct of Owner.

                  (b) Contractor shall defend, indemnify and hold harmless Owner from any claims, demands, penalties or liabilities for injury or death to third parties or damage to third party property and/or in respect of any Contractor breach of the Resource Management Act 1991, to the extent directly caused by the negligence of Contractor and/or Subcontractors in activities connected with the
Project and/or performance of this EPC Contract.

         17.2     OWNER'S INDEMNITY

                  (a) Owner shall defend, indemnify and hold harmless Contractor from any and all claims, demands and liabilities arising from the death, sickness or accident of employees of Owner or of Owner's subcontractors or from damage to their property or

                                       54

from damage to Owner's property as a result of performance of this EPC Contract, except only to the extent that such deaths, injuries, sickness or accidents are shown to have been caused by the intentional or grossly negligent conduct of
Contractor.

                  (b) Owner shall defend, indemnify and hold harmless Contractor from any claims, demands, penalties or liabilities for injury or death to third parties or damage to third party property and/or in respect of any Owner breach of the Resource Management Act 1991, to the extent directly caused by the negligence of Owner and/or Owner's subcontractors in activities connected with the performance of this EPC Contract.

         17.3     PATENT INDEMNITY

         Contractor shall indemnify Owner from and against all third party claims and proceedings for or on account of infringement of any patent rights, registered design, copyright, design, trademark, trade secret, name, know-how or other intellectual property rights in respect of the Work and the Equipment and from and against all claims, demands, proceedings, damages, costs, charges and expenses whatsoever in respect of or in relating to such rights, except for any use of the Work other than for the original purpose for which it is intended or any infringement which is due to the use of the Work in association or combination with any other plant or item not supplied by Contractor or Supplier.

         17.4     NOTICE AND SETTLEMENT OF CLAIMS

         A party seeking the benefit of an indemnity shall give the other party prompt notice of any claim giving rise to the indemnity. The other party may at its own cost conduct negotiations for the settlement of such claim and any litigation that may arise there from. The party claiming the benefit of the indemnity shall not make any admission which might be prejudicial to the other party unless the other party fails to take over the conduct of the negotiations or litigation within a reasonable time after having been so requested.

         The other party may not, however, conduct such negotiations or litigation before it has given the party claiming the benefit of the indemnity a reasonable security in circumstances where the party claiming the benefit of the indemnity does not possess such

                                       55

reasonable security. The security shall be for an amount which is an assessment of the compensation, damages, expenses and costs for which the party claiming the benefit of the indemnity may become liable and which are the subjects of the indemnity under this Article 17.

         The party claiming the benefit of the indemnity shall, at the request of the other party, provide all available assistance for the purpose of contesting any such claim or action, and shall be paid all reasonable costs incurred in doing so.

ARTICLE 18 - ASSIGNMENT

         18.1     ASSIGNMENT BY OWNER

                  (a) Any assignment by Owner shall be subject to Contractor's status as chosen contractor as described in Section 4.1(p) and to all of
Contractor's rights under this EPC Contract.

                  (b) Owner hereby unconditionally and irrevocably assigns all of its rights and obligations for the receipt of liquidated damages from
Supplier, as described in Article 11 of the Supply Contract, warranties and remedies from Supplier, as described in Article 10 of the Supply Contract, indemnification, as described in Section 16.3 of the Supply Contract, and remedies for delay under the Supply Contract, to Contractor. Owner further agrees that all its rights and obligations with respect therewith shall inure to the benefit of Contractor as if Contractor were a party to the Supply Contract, and that this assignment shall inure to the benefit of and shall be binding upon the parties' respective successors and assigns. Notwithstanding the foregoing,
Owner retains its indemnification rights against Supplier as provided in Section
16.1 of the Supply Contract.

                  (c) Subject to Sections 18.1(a) and (b), Owner may assign all of its rights, title and interest in and to or arising out of or in connection with this EPC Contract as security for financing of the Project for benefit of
Lender(s), provided, however, that any such assignment shall not relieve Owner of any obligation hereunder.

                  (d) Unless specifically permitted in this Section 18.1, Owner may not assign any or all of its obligations, right, title and/or interest in and to or arising out of or

                                       56

in connection with this EPC Contract without the prior written approval of
Contractor which approval will not be arbitrarily or unreasonably withheld. Any such assignment shall not relieve Owner of any obligation hereunder.

         18.2     ASSIGNMENT BY CONTRACTOR

                  (a) Contractor may assign all of its right, title and interest in and to or arising out of or in connection with this EPC Contract as security for the Project for benefit of Lender(s) or, for financing of the Work, provided, however, that any such assignment shall not relieve Contractor of any obligation hereunder.

                  (b) Except to a related company (as defined in Section 2(3) of the Companies Act 1993) or as specifically permitted under Section 18.2(a),
Contractor may not assign any or all of its obligations, right, title and/or interest in and to or arising out of or in connection with this EPC Contract without the prior written approval of Owner which approval will not be arbitrarily or unreasonably withheld. No assignment shall relieve Contractor of any obligation hereunder.

         18.3     SUCCESSION

         This EPC Contract shall inure to the benefit of and be binding upon the successor and permitted assigns (as provided for by Sections 18.1 and 18.2) of the parties hereto. Owner agrees to cause any assignees or transferees of its interest or any portion thereof in this EPC Contract or in the Project, including any lien holder or party holding a security interest with respect thereto, to be bound by Contractor's right to recourse regarding such interest or portion thereof and by the releases and limitations of liability set forth herein.

ARTICLE 19 - SUBCONTRACTORS

         19.1     SUBCONTRACTS

         Contractor may enter into subcontracts for the performance of parts of the Work and shall be solely responsible for the management and satisfactory performance of all its Subcontractors in their performance of the Work.
Contractor shall request that its Subcontractors under subcontracts requiring payment of more than One Hundred Fifty

                                       57

Thousand United States Dollars (US$150,000) execute a Continuity Guarantee in the form attached hereto as Exhibit K. Contractor shall not subcontract any major components of Work (other than for the purchase of proprietary goods and materials or for the provision of labour on a piecework basis) except to
Subcontractors appearing on the Approved Major Subcontractors List (as described below). Contractor shall be responsible for the acts, defaults and neglects of any Subcontractor, its agents or employees in their performance of the Work as if they were the acts, defaults or neglects of Contractor, its agents or employees. The issuance of any subcontract shall not relieve Contractor of any of its obligations under this EPC Contract.

         19.2     APPROVED MAJOR SUBCONTRACTOR LIST

         The Approved Major Subcontractors List attached hereto as Exhibit I is preliminary, and may be amended in the following manner. In the case the need arises to add a Subcontractor to the Approved Major Subcontractors List, in
Contractor's opinion, Contractor shall propose such addition to Owner's
Representative in writing identifying the type of Work that could be subcontracted to such Subcontractor. Within 15 (fifteen) days after receipt of
Contractor's proposal, Owner's Representative shall have the right to advise
Contractor of any such potential Subcontractors to which it reasonably objects, together with the reasons for objection and may propose additional
Subcontractors based on his or her experience concerning such potential
Subcontractor. Contractor shall not add any potential Subcontractor to the list to which Owner's Representative so reasonably objects and shall give due consideration to adding to the list any Subcontractors proposed by the Owner's
Representative. If Owner's Representative fails to respond within such 15
(fifteen) day period, Contractor shall have the right to add said potential
Subcontractor to the list.

ARTICLE 20 - SUSPENSION

         20.1     RIGHT OF OWNER TO SUSPEND WORK

         Owner's Representative may suspend performance of the Work by
Contractor hereunder, in whole or in part, upon 10 (ten) days' prior written notice of such suspension to Contractor.

                                       58

         Such suspension shall continue for the period specified in the suspension notice.

         20.2     INITIAL PAYMENTS TO CONTRACTOR

         Provided that suspension does not arise as a result of a default on the part of Contractor under this EPC Contract or on the part of Supplier under the
Supply Contract, which has not been corrected, Contractor shall be entitled to be paid within 10 (ten) business days of its issuance of an invoice to Owner for all Work carried out up to the date of such suspension (excluding any work of correction) and for payments owing by Contractor to its Subcontractors for commitments made before such suspension which cannot be reasonably avoided.

         20.3     EXTENDED SUSPENSION

         In the event suspensions by Owner exceed 90 (ninety) days in the aggregate and provided that such suspensions do not arise as a result of default on the part of Contractor under this EPC Contract or on the part of Supplier under the Supply Contract, which has not been corrected, then Contractor may give notice to the Owner's Representative of permission to proceed within 28
(twenty-eight) days. If permission is not granted within that time, Contractor may terminate its obligations under this EPC Contract by so notifying Owner in writing and Contractor shall be entitled to be paid:

         (a)      the proportion of the EPC Contract Price consistent with the progress of the Work up to the date of suspension; and

         (b)      any costs reasonably incurred by Contractor which are
                  attributable to the suspension and termination of the Work, including cancellation charges owed to third parties; and

         (c)      loss of profit calculated at the rate of 9.5% (nine and
                  one-half percent) of the proportion of the EPC Contract Price which will remain unpaid following such termination.

                                       59

         20.4     RIGHT OF CONTRACTOR TO SUSPEND

         Subject to Section 6.3.7, Contractor may suspend performance of the
Work hereunder, in whole or in part, upon 10 (ten) days' prior written notice of such suspension where Owner has not paid any amount invoiced by Contractor unless Owner places any unpaid or disputed amount in an interest bearing escrow account for the sole benefit of and immediate payment to Contractor pending resolution of the Dispute in Contractor's favour. Any interest carried on any monies held in escrow shall be paid to the party in whose favour the Dispute is resolved.

         Such suspension shall continue for the period specified in the suspension notice.

         20.5     ADDITIONAL CHANGES RESULTING FROM SUSPENSIONS

         Provided that suspension does not arise as a result of default by
Contractor under this EPC Contract or by Supplier under the Supply Contract, the
EPC Contract Price shall be adjusted for costs reasonably incurred and profits on such costs at a fixed rate of 12% (twelve percent) as a result of the suspension (including without limitation costs for the purpose of safeguarding and/or storage, personnel, Subcontractors or rented equipment costs, demobilization and re-mobilization costs and increased costs or charges incurred for rescheduling) and the Scheduled Final Acceptance Date and all other dates and milestones herein by which Contractor's responsibilities are measured shall be adjusted to reflect any delays resulting from such suspension (including without limitation a period equal to the suspension period, a period for demobilization and re-mobilization plus any additional period required).

         If Contractor shall, solely in consequence of such suspension, be required to perform any obligations under the warranty at a time which exceeds the original schedule for warranty obligations which would have been applied if there had been no suspension, the additional cost of complying with the warranty obligations shall be added to the EPC Contract Price.

                                       60

         20.6     RESUMPTION OF WORK

         Upon receipt of notice to resume the Work in accordance with this EPC
Contract, Contractor shall examine the Project and the Work affected by the suspension.

         Contractor shall make good any deterioration or defect in or loss of such Project or Work that may have occurred during suspension, and costs incurred in making such examinations and making good and resuming Work shall be added to this EPC Contract Price, if suspension was not necessary by reason of a default on the part of Contractor which has not been corrected.

ARTICLE 21 - TERMINATION

         21.1     TERMINATION BY OWNER

                  21.1.1 Owner may, in its sole discretion, terminate the Work after the occurrence of one or more of the following events of default and if, following a written notice from Owner to cure such event of default, said event of default continues to exist for 10 (ten) days in the circumstances described in (a) and (b) below, and 30 (thirty) days in the circumstances described in (c)
and (d) below:

                           (a)      Contractor becomes insolvent or admits in
writing its  inability to pay its debts or makes an assignment for the benefit of creditors; or

                           (b)      Insolvency, receivership or bankruptcy
proceedings are commenced by or against Contractor; or

                           (c)      Contractor defaults in its performance under
a material  provision of this EPC Contract, provided, however, that Owner may not terminate this EPC Contract if, after notice of the event of default and prior to expiration of the thirty (30) day period set forth above, Contractor has commenced and is diligently pursuing efforts to cure such breach in accordance with a cure plan agreed upon between the parties.

                           (d)      Contractor defaults in its performance of
the Performance  Obligations as described below.

                                       61

For the purpose of this paragraph "Performance Obligations" shall mean: (i) the
Final Acceptance Performance Test (as repeated under Section 12.4) has established that the level of net electrical generating capacity of the Project equals or exceeds 34 (thirty four) MW, as corrected to the Design Conditions using the correction curves and formulas set forth in Exhibit D, as measured at the high voltage interface point defined in Article 1.4, number 5 of Exhibit A or (ii) Final Acceptance shall occur within 223 days of the Scheduled Final
Acceptance Date.

                  21.1.2 Notwithstanding anything expressed or to be implied to the contrary in this EPC Contract, in the event that the Supply Contract, or the
Supplier's employment under it, is terminated for any reason other than the breach of Owner there under, Owner shall be entitled to terminate this EPC
Contract forthwith upon notice to Contractor in writing.

                  21.1.3 Upon termination, Contractor shall deliver to Owner possession of the Work in its then condition, including Drawings and
Specifications and contracts with Subcontractors, and construction supplies and aids dedicated solely to construction of the Project. In the event of termination neither party shall be liable to the other hereunder except to the extent that obligations by their terms expressly survive termination.

                  21.1.4 In the event of termination as provided in Section
21.1.1, Owner shall have the right, at its sole option, to assume and become liable for any reasonable written obligations and commitments that Contractor may have in good faith undertaken with third parties in connection with the
Work, which obligations and commitments are by law or by their terms assumable by Owner. If Owner elects to assume any obligation of Contractor as described in this Section 21.1.4, then as a condition precedent to Owner's compliance with any subsection of this Article 21, Contractor shall execute all papers and take all other reasonable steps requested by Owner which may be required to vest in
Owner all rights, set-offs, benefits and titles necessary to such assumption by
Owner of such obligations. Owner agrees to indemnify and hold Contractor harmless against any liability under any obligations assumed by Owner pursuant hereto.

                                       62

         21.2     TERMINATION BY CONTRACTOR

                  21.2.1 Contractor may, in its sole discretion, terminate the
Work after the occurrence of one or more of the following events of default and if, following a written notice from Contractor to Owner to cure such event of default (copied to the Lender at the address specified in Section 24 below), said event of default continues to exist for 10 (ten) days in the circumstances described in (a) and (b) below, and 30 (thirty) days in the circumstances described in (c) below, and subject to Section 21.2.3:

                           (a)      Owner becomes insolvent or admits in writing
its inability to pay its debts or makes an assignment for the benefit of creditors; or

                           (b)      Insolvency, receivership or bankruptcy
proceedings are commenced by or against Owner; or

                           (c)      Owner defaults in its performance under a
material provision of this EPC Contract, including the obligation to make any payment hereunder; provided, however, that Contractor may not terminate this EPC
Contract if, for all cases except for the obligation to make or complete any payment, after notice of the event of default and prior to expiration of the 30
(thirty) day period set forth above, Owner has commenced and is diligently pursuing efforts to cure such breach in accordance with a cure plan agreed upon between the parties.

                  21.2.2 In the event of termination as provided in Section
21.2.1, Owner shall pay to Contractor a pro rata portion of the EPC Contract
Price consistent with Contractor's progress on the Project up to the date of
Owner's receipt of notice of termination plus any costs attributable to and incurred in terminating the Work, including cancellation charges owed to third parties, and compensation for loss of profit in the amount of 9.5% (nine point five percent) for the uncompleted portion of this EPC Contract Price.

                  21.2.3 In the event of the occurrence of one or more of the events of default, if, following Contractor's written notice to Owner and the
Lender to cure such default and before the close of the cure period in Section
21.2.1 above, Lender(s) provide written notice to Contractor of its/their intent to take over the Project and cure such event

                                       63

of default, the 30 (thirty) day cure period determined in Section 21.2.1 shall be extended by an additional 30 (thirty) days.

ARTICLE 22 - FORCE MAJEURE

         22.1     FORCE MAJEURE

                  (a) Force Majeure as used in this EPC Contract shall be an event beyond the control of Owner, Contractor or Supplier which either Owner or
Contractor (for purposes of this Section 22.1, the "affected party") is unable to prevent or provide against by the exercise of reasonable diligence and which materially affects the affected party's performance of its obligations under this EPC Contract, and shall include, but not be limited to, the following events:

         war, declared or not, or hostilities, or belligerence, blockade, revolution, insurrection, riot, expropriation, requisition, confiscation, or nationalization, export or import restrictions by any authorities, closing of harbours, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within any place, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of any governmental authority, or fire, unusual flood, earthquake, hydrothermal eruption, volcanic eruption, storm, lightning, tide (other than normal tides), tidal wave, perils of the sea, accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, canals or other assistance to or adjuncts of the shipping or navigation, epidemic, quarantine, strikes or combination of workmen, lockouts or other labour disturbances (except for strike or other labour disturbances by
         Contractor's employees), or governmental acts and decrees that in fact delay the Work or increase the cost of the Project.

                  (b) To the extent that the affected party is prevented from or delayed in complying with any of its obligations under this EPC Contract by reason of an event of Force Majeure, such obligation shall be suspended for the duration of the impact of such event upon the affected party.

                                       64

         22.2     ADJUSTMENTS TO DATES AND COST

         In the event Contractor is delayed by Force Majeure, or the cost of the
Work shall be increased, Contractor shall be entitled to an extension of time under Section 5.4 and the EPC Contract Price shall be increased to reflect the increase in the cost of the Work (including warranty) and added expenses incurred by Contractor including those described in Section 6.5.

         22.3     OWNER FAILURES

         Although not a Force Majeure event, Owner shall be responsible for any increased cost of Contractor, and Contractor shall be entitled to an extension of time under Section 5.4 and to adjustments to the EPC Contract Price under the terms of Section 22.2, due to the failure or delay of Owner (or its representatives, agents, subcontractors or suppliers other than Contractor and
Supplier and Contractor's and Supplier's Subcontractors, agents, and employees)
to meet its obligations under this EPC Contract, to the extent such failure or delay in fact delays the Work or increases Contractor's cost and/or due to a
Change in Law to the extent such change in fact delays the Work or increases
Contractor's cost.

         22.4     EXTENDED FORCE MAJEURE

         If circumstances of Force Majeure have occurred and shall continue for a period of 180 (one hundred and eighty) days then, notwithstanding that
Contractor may by reason thereof have been granted an extension of time for completion of the Work, either party shall be entitled to serve upon the other party 28 (twenty-eight) days written notice to terminate this EPC Contract. If at the expiry of the period of 28 (twenty-eight) days the Force Majeure event shall still continue then this EPC Contract shall terminate and Contractor shall be entitled to the payments contained in Subsection 21.2.2 except for compensation for loss of profit.

                                       65

         22.5     FRUSTRATION

         In the event of this EPC Contract being frustrated whether by Force
Majeure or by any other supervening event which may occur independently of the will of the parties, Owner shall pay to Contractor in so far as such items have not already been covered by interim payments made to Contractor, for all Work executed prior to the date of termination at the prices and rates provided in this EPC Contract and in addition:

                  (a) the sums payable in respect of preliminary items in so far as the Work or service comprised therein has been carried out or performed and a proper proportion as certified by the Owner's Representative of all such items;
and

                  (b) the cost of plant, goods and materials reasonably ordered for the Work which shall have been delivered to Contractor or of which
Contractor is legally liable to accept delivery, such plant, goods and materials becoming the property of Owner upon such payment being made by Owner.

ARTICLE 23 - CONFIDENTIALITY

         Any information disclosed by one party to the other ("the transferee")
incident to the performance of the Work which is designated in writing as proprietary is disclosed in confidence and the transferee shall restrict its use of such information solely to uses related to the Project or performance of this
EPC Contract. Contractor and Owner shall treat such information as private and confidential and neither of them shall transfer, copy, list or disclose the same or any particulars thereof without the previous written consent of the other, provided that nothing in this Article shall prevent the publication or disclosure of any such information that has come within the public domain otherwise than by breach of this Article.

ARTICLE 24 - NOTICES

         All notices and other communications required or permitted by this
Contract shall be in writing and shall become effective when delivered by hand
(including by messenger or courier) or received by telex, telecopier, facsimile, telegram or such other method of telecommunication capable of creating a writing, at the addresses set forth below or at

                                       66

such other addresses as the party receiving notice shall subsequently designate by written notice to the other party. Without obviating the obligation to timely provide such notice to both Contractor addressees set forth below, a notice or communication to Contractor hereunder shall become effective upon the first date of delivery to or receipt of such notice by either Contractor addressee set forth below.

         If to Owner:         Tuaropaki Power Company Limited
                              c/o Stretton & Co.
                              P. O. Box 214
                              Taupo
                              New Zealand
                              Attention:  Mr. Pat Brown
                              Fax: 64-7-378-2711

         If to Contractor:    Ormat Pacific Inc.,
                              New Zealand Branch
                              P. O. Box 1717
                              Taupo
                              New Zealand
                              Fax: 64-7-377-6235

         with copies to:      Robert E.Giles
                              Perkins Coie
                              1201 Third Avenue,
                              40th Floor,
                              Seattle, WA 98101-3099
                              Fax: 1-206-583-8524

         If to Lender:        Head of Project Finance
                              Westpac Corporate Finance
                              120 Albert St., Level 24
                              P.O. Box 934
                              Auckland, New Zealand
                              Fax: 64-9-367-3733

                                       67

ARTICLE 25 - MISCELLANEOUS

         25.1     APPLICABLE LAW

         Throughout the course of performance of this EPC Contract, the parties shall comply with all applicable Laws relating to this EPC Contract and its performance. This EPC Contract shall be interpreted under and governed by the laws of New Zealand.

         25.2     SEVERABILITY

         In the event that any of the provisions or portions, or applications thereof, of this EPC Contract are held to be unenforceable or invalid by any court of competent jurisdiction, Owner and Contractor shall negotiate an equitable adjustment in the provisions of this EPC Contract with a view toward effecting the purpose of this EPC Contract, and the validity and enforceability of the remaining provisions or portions, or applications thereof, shall not be affected thereby.

         25.3     AMENDMENTS AND WAIVERS

         This EPC Contract may not be changed or amended orally, and no waiver hereunder may be oral, but any change or amendment hereto or any waiver hereunder must be in writing and signed by the party or parties against whom such change, amendment, or waiver is sought to be enforced.

         25.4     COUNTERPARTS

         This EPC Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         25.5     ENTIRE CONTRACT

         This EPC Contract constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes any previous agreements or understandings between the parties..

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         25.6     EFFECT OF WAIVERS

         Either party's waiver of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of this EPC Contract at any time shall not in any way affect, limit, modify or waive that party's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding. The waiver by Supplier or Owner of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of the
Supply Contract at any time shall not in any way affect, limit, modify or waive
Owner's or Contractor's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision of this EPC Contract, any course of dealing or custom of the trade notwithstanding.

         25.7     REPRESENTATIONS

         By their execution hereof, the parties warrant that they are authorized to enter into this EPC Contract, that it does not conflict with any agreement, lease, instrument or other obligation to which either is a party or by which either is bound, and that it represents their valid and binding obligation, enforceable in accordance with its terms.

         25.8     HEADINGS

         The headings contained herein are not part of this Contract and are included solely for the convenience of the parties.

         25.9     PUBLICITY

         When reasonably practical, Owner shall acknowledge the role of
Contractor as the contractor of the Project and the use of the Ormat equipment in the Project in the press releases and other publications issued by Owner about the Project.

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         IN WITNESS WHEREOF, the parties have caused this EPC Contract to be executed as of the date first above written.

Contractor:                           Ormat Pacific Inc., New Zealand branch

                                      By: /s/ Connie Stechman
                                         -----------------------------------
                                      Name: Connie Stechman
                                           ---------------------------------
                                      Title: Assistant Secretary
                                            --------------------------------

Owner:                                Tuaropaki Power Company Limited

                                      By: /s/ S.J. Andrews  /s/ M.R. Kedian
                                         -----------------------------------
                                      Name: S.J. Andrews    M.R. Kedian
                                           ---------------------------------
                                      Title: Directors
                                            --------------------------------

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